Exhibit 4.23

DATED 17 February 2012

MALT LNG HOLDINGS APS

(as Borrower)

- and -

THE VARIOUS LENDERS

(as Lenders)

- and -

DNB BANK ASA

ABN AMRO BANK N.V.

CITIGROUP GLOBAL MARKETS LIMITED

(as Bookrunners and Mandated Lead Arrangers)

- and -

DEVELOPMENT BANK OF JAPAN INC.

(as Arranger)

- and -

DNB BANK ASA

(as Agent)

US$553,280,000

LOAN AGREEMENT

LOAN AGREEMENT

Dated: 17 February 2012

BETWEEN:

(1)	MALT LNG HOLDINGS APS, a limited liability company formed and existing under the laws of Denmark whose registered office is at c/o Plesner Advokatfirma, Amerika Plads 37,2100 København Ø, Denmark (the “Borrower”); and

(2)	the banks listed in Schedule 1, each acting through its office at the address indicated against its name in Schedule 1 (together the “Lenders” and each a “Lender”); and

(3)	DNB BANK ASA of 200 Park Avenue, New York, NY 10166-0396, U.S.A., ABN AMRO BANK N.V., registered at Gustav Mahlerlaan 10, 1082 PP, Amsterdam, The Netherlands acting through its office at Coolsingel 93, 3012 AE Rotterdam, The Netherlands and CITIGROUP GLOBAL MARKETS LIMITED of Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom, acting as mandated lead arrangers (in that capacity each an “MLA” and together the “MLAs”); and

(4)	DNB BANK ASA of 200 Park Avenue, New York, NY 10166-0396, U.S.A., ABN AMRO BANK N.V., registered at Gustav Mahlerlaan 10, 1082 PP, Amsterdam, The Netherlands acting through its office at Coolsingel 93, 3012 AE Rotterdam, The Netherlands and CITIGROUP GLOBAL MARKETS LIMITED of Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom, acting as bookrunners (in that capacity each a “Bookrunner” and together the “Bookrunners”); and

(5)	DEVELOPMENT BANK OF JAPAN INC. of 9-1, Otemachi 1-Chome, Chiyoda-ku, Tokyo, Japan acting as arranger (in that capacity the “Arranger”); and

(6)	DNB BANK ASA, acting as agent and security trustee (in that capacity the “Agent”).

WHEREAS:

Each of the Lenders has agreed to advance to the Borrower its Commitment (aggregating, with all the other Commitments, an amount not exceeding the Maximum Amount to assist the Borrower in (i) purchasing shares in the Target and (ii) refinancing of loans at the level of the Target and/or any of its Subsidiaries.

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	In this Agreement:

“Account Holder” means DNB Bank ASA in its capacity as account bank.

“Accounts” means the Earnings Account, the Vessel Earnings Accounts and the Equity Account.

“Account Security” means the charges over the Accounts granted or to be granted by the Borrower, the Vessel Owners and the Guarantor respectively to the Agent, referred to in Clause 10.1.5.

“Acquisition” means the acquisition by the Borrower of the shares in the Target on the terms of the SPA.

“Acquisition Price” means the price to be paid by the Borrower to the Seller under the terms of the SPA including, for the avoidance of doubt, an amount equal to the Existing Intercompany Debt to be repaid to the Seller at the time of Closing (as defined in the SPA).

“Affiliate” means, in relation to any entity, a Subsidiary of that entity, a Holding Company of that entity or any other Subsidiary of that Holding Company.

“Antisocial Forces” means:

(a)	an organized crime group (boryokudan) (as defined under Article 2, item 1 of the Japanese Act on Prevention of Unjust Acts by Organized Crime Group Members);

(b)	a member of an organized crime group (boryokudan in);

(c)	an individual who was a member of an organized crime group within the preceding five years;

(d)	a quasi-member of an organized crime group (boryokudan junkoseiin) including individuals who are not members of an organized crime group but who maintain relationships with an organized crime group and who may (i) imply its influence to engage in violent and unlawful activity, or (ii) cooperate in the maintenance and operation of an organized crime group;

(e)	a company (bouryokudan kankei kigyo) or association (boryokudan kanren gaisha) that is (i) related to an organized crime group, (ii) managed by present or former members or quasi-members of an organized crime group, or (iii) which actively cooperates with or provides benefits to an organized crime group;

(f)	a corporate extortionist and any other advocator of social activism (shakaiundoutou hyoubou goro) or a racketeer or blackmailer (sokaiya) adopting social special intellectual violence group (tokushu chinou boryoku shudan); or

(g)	any persons similar to those listed in the foregoing.

“Approved Brokers” means Clarksons, Fearnleys, RS Platou or such other reputable and independent consultancy or ship broker firm approved by the Agent.

“Approved Charterers” means (i) each entity that is currently a charterer under a Charter and (ii) any other entity reasonably approved by the Majority Lenders.

“Approved Manager” means:

(a)	for the period from the Drawdown Date to the date falling six (6) months thereafter, (i) Teekay Shipping Limited or (ii) the Target; and

(b)	throughout the Facility Period, (i) the Guarantor, (ii) Teekay Corporation, (iii) a Subsidiary of the Guarantor or Teekay Corporation or (iv) any other entity reasonably approved by the Majority Lenders.

“Assignments” means the deeds of assignment of the Earnings, Insurances and Requisition Compensation of each of the Vessels referred to in Clause 10.1.2.

the “Attributable Amount”, in relation to any Vessel and at any time, means the amount which is obtained by dividing the Index Amount of that Vessel by the sum of the Index Amounts of the Vessels then owned by the Vessel Owners, and multiplying the result by the amount of the Loan outstanding at that time.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Break Costs” means all sums payable by the Borrower from time to time under Clause 8.3.

“Business Day” means a day on which banks are open for business of a nature contemplated by this Agreement (and not authorised by law to close) in New York, London, Amsterdam, Vancouver, Tokyo and any other financial centre which the Agent may reasonably consider appropriate for the operation of the provisions of this Agreement.

“Charters” means:

(a)	for m.v. “MAERSK MERIDIAN”, a charterparty dated 9 December 2011 made between the relevant Vessel Owner (as owner) and Total E&P Norge AS (as charterer);

(b)	for m.v. “WOODSIDE DONALDSON”, a charterparty dated 10 September 2007 originally made between A. P. Møller Singapore Pte. Ltd. (as owner) and Pluto LNG Pty Ltd (as charterer) and as amended by a shipping side letter, addendum no. 1 dated 13 December 2007 and amendment no. 1 dated 23 December 2008 and as novated pursuant to a novation agreement dated 31 August 2010 made between A. P. Møller Singapore Pte. Ltd. (as original owner), Pluto LNG Pty. Ltd. (as charterer) and the relevant Vessel Owner (as new owner);

(c)	for m.v. “MAERSK ARWA”, a charterparty dated 20 January 2006 made originally between A. P. Møller-Mærsk A/S (as owner) and Yemen LNG Company Limited (as charterer) as novated pursuant to a novation agreement dated 29 October 2007 made between A.P. Møller-Mærsk A/S (as original owner), the relevant Vessel Owner (as new owner) and Yemen LNG Company Limited (as charterer) and as further amended by addendum no. 1 dated 25 April 2009 and addendum no 2 dated 7 October 2009;

(d)	for m.v. “MAERSK MARIB”, a charterparty dated 10 January 2006 made originally between A. P. Møller–Mærsk A/S (as owner) and Yemen LNG Company Limited (as charterer) as novated pursuant to a novation agreement dated 12 July 2007 made between A. P. Møller–Mærsk A/S (as original owner), the relevant Vessel Owner (as new owner) and Yemen LNG Company Limited (as charterer);

(e)	for m.v. “MAERSK MAGELLAN”, a charterparty dated 20 January 2011 made between the relevant Vessel Owner and Qatar Gas Transport Company Limited (Nakilat) (Q.S.C.);

(f)	for m.v. “MAERSK METHANE”, both (i) a charterparty dated 28 June 2010 made originally between The Maersk Company Limited (as original owner) and Repsol Comercializadora de Gas S.A. (as charterer) as novated pursuant to a novation agreement dated 30 September 2011 made between The Maersk Company Limited (as original owner) the relevant Vessel Owner (as new owner) and Repsol Comercializadora de Gas S.A. (as charterer) and (ii) a charterparty dated 16 December 2011 made between the relevant Vessel Owner and BP Shipping Ltd as agents to BP Gas Marketing Ltd, and shall include, in the case of each such Charter, a consent and amendment agreement (howsoever described) where relevant consenting to the transfer of the ultimate beneficial ownership of the relevant Vessel Owner.

“Commitment” means, in relation to a Lender, the aggregate amount of the Loan which that Lender agrees to advance to the Borrower as its several liability as indicated against the name of that Lender in Schedule 1 and/or, where the context permits, the amount of the Loan advanced by that Lender and remaining outstanding and “Commitments” means more than one of them.

“Commitment Commission” means the commitment commission to be paid by the Borrower to the Agent on behalf of the Lenders pursuant to Clause 9.1.

“Currency of Account” means, in relation to any payment to be made to a Finance Party under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

“Deed of Coordination and Trust” means the deed dated on or about the date hereof and made between (1) the Borrower, (2) DNB Bank ASA as security trustee for the Lenders and the Lenders (as defined in the Marubeni Bank Loan Agreement), (3) the Agent, (4) Mizuho, (5) the Lenders and (6) the Lenders (as defined in the Marubeni Bank Loan Agreement).

“Default” means an Event of Default or any event or circumstance specified in Clause 13.1 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Default Rate” means interest paid at the rate set out in Clause 7.8.

“DOC” means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

“Dollars”, “US$” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

“Drawdown Date” means the date on which the Loan is advanced under Clause 4.

“Drawdown Notice” means a notice substantially in the form set out in Schedule 5.

“Earnings” means all hires, freights, pool income and other sums payable to or for the account of the Vessel Owners in respect of the Vessels including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessels.

“Earnings Account” means account no 25336001 held by the Borrower with the Account Holder.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Environmental Affiliate” means an agent or employee of a Vessel Owner or a person in a contractual relationship with a Vessel Owner in respect of its Vessel (including without limitation, the operation of or the carriage of cargo of the Vessel).

“Environmental Approvals” means any present or future permit, licence, approval, ruling, variance, exemption or other authorisation required under the applicable Environmental Laws.

“Environmental Claim” means any and all enforcement, clean-up, removal, administrative, governmental, regulatory or judicial actions, orders, demands or investigations instituted or completed pursuant to any Environmental Laws or Environmental Approvals together with any claims made by any third person relating to damage, contribution, loss or injury resulting from any Environmental Incident.

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from any Vessel; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Vessel and which involves a collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or where any guarantor, any manager (or any sub-manager of a Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Vessel and in connection with which a Vessel is actually or potentially liable to be arrested and/or where any guarantor, any manager (or any sub-manager of a Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action.

“Environmental Laws” means all present and future laws, regulations, treaties and conventions of any applicable jurisdiction which:

(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the environment;

(b)	relate to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

(c)	provide remedies or compensation for harm or damage to the environment; or

(d)	relate to Environmentally Sensitive Materials or health or safety matters.

“Environmentally Sensitive Material” means (i) oil and oil products and (ii) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the enjoyment, ownership or other territorial control of any affected land, property or waters more costly for such person to a material degree.

“Equity Account” means account no 22592002 held by the Guarantor with the Account Holder.

“Event of Default” means any of the events or circumstances set out in Clause 13.1.

“Execution Date” means the date on which this Agreement is executed by each of the parties hereto.

“Existing Intercompany Debt” means the intergroup accounts which are specified in Clause 7.1(h) of the SPA as notified by the Seller to the Borrower.

“Facility” means the credit facility made available by the Lenders to the Borrower pursuant to this Agreement.

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been repaid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

“Fee Letter” means the letters between the Borrower and the MLAs setting out any of the fees referred to in Clause 9.

“Final Availability Date” means the date falling ninety (90) days after the Execution Date or such later date as the Agent (acting on the instructions of the Lenders) may approve.

“Finance Documents” means this Agreement, the Security Documents, the Deed of Coordination and Trust, any Fee Letter and any other document designated as such by the Agent and the Borrower and “Finance Document” means any one of them.

“Finance Parties” means the Agent, the MLAs, the Bookrunners, the Arranger and the Lenders and “Finance Party” means any one of them.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, indentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of shares which are redeemable (other than at the option of the Borrower) prior to the Maturity Date;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into the agreement is to raise finance; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“GAAP” means generally accepted accounting principles in the United States of America.

“Group” means the Guarantor and each of its Subsidiaries.

“Guarantee” means the guarantee and indemnity referred to in Clause 10.1.3.

“Guarantor” means Teekay LNG Partners L.P., a partnership incorporated under the laws of the Marshall Islands.

“Guarantor’s Accounts” means the consolidated financial accounts of the Guarantor to be provided to the Agent pursuant to clause 3.1 of the Guarantee.

“Holding Company” means, in relation to any entity, any other entity in respect of which it is a Subsidiary.

“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) which from time to time may be payable by the Borrower to any of the Finance Parties under all or any of the Finance Documents.

“Index Amount”, in relation to any Vessel, means the number indicated against the name of that Vessel in Schedule 3.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessels or their increased value and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“Intercompany Loan” means the loan made or to be made available by the Borrower to the Target under the Intercompany Loan Agreement.

“Intercompany Loan Agreement” means the agreement made or to be made between the Borrower and the Target relating to the Intercompany Loan.

“Intercompany Loan Assignment” means the assignment of the benefit of the Intercompany Loan referred to in Clause 10.1.1.

“Interest Payment Date” means each date for the payment of interest in accordance with Clause 7.7.

“Interest Period” means each period for the payment of interest selected by the Borrower or agreed by the Agent pursuant to Clause 7.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISM Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

“ISPS Code” means the International Ship and Port Facility Security Code.

“ISPS Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISPS Code.

“ISSC” means a valid international ship security certificate for a Vessel issued under the ISPS Code.

“law” or “Law” means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency (whether or not having the force of law).

“LIBOR” means:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for any Interest Period) the rate (rounded upwards to four decimal places) as supplied to the Agent at its request offered by the Reference Banks to leading banks in the London interbank market, at 11.00 a.m. London time two (2) Business Days before the first day of the relevant Interest Period for the offering of deposits in Dollars in an amount comparable to the Loan (or any relevant part of the Loan) and for a period comparable to the relevant Interest Period, provided that if any such rate is below zero, LIBOR will be deemed to be zero.

“Loan” means the aggregate amount advanced or to be advanced by the Lenders to the Borrower under Clause 4 (being the aggregate of Tranche A and Tranche B) or, where the context permits, the amount advanced and for the time being outstanding.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than sixty six and two thirds per cent (66 2/3%) of the aggregate of all the Commitments.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4.

“Margin” means:

(a)	for the period from the Execution Date until the date falling twelve (12) months after the Execution Date, two point four per cent (2.4%) per annum; and

(b)	thereafter for the remainder of the Facility Period, three per cent (3.0%) per annum.

“Marubeni” means Marubeni Corporation of 4-2. Ohtemachi 1—chome, Chiyoda-ku, Tokyo 100—8088, Japan.

“Marubeni Bank Loan” means the loan of up to five hundred and ten million seven hundred and twenty thousand Dollars ($510,720,000) to be made available to the Borrower by a group of banks for whom Mizuho acts as agent under the Marubeni Bank Loan Agreement.

“Marubeni Bank Loan Agreement” means the agreement dated on or about the date hereof between Mizuho and certain other banks and the Borrower governing the terms of the Marubeni Bank Loan.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on:

(a)	the financial condition, assets or business of any Security Party or on the consolidated financial condition, assets or business of the Group;

(b)	the ability of any Security Party to perform and comply with its obligations under any Relevant Document or to avoid any Event of Default;

(c)	the validity, legality or enforceability of any Security Document; or

(d)	the validity, legality or enforceability of any security expressed to be created pursuant to any Security Document or the priority and ranking of any such security,

provided that, in determining whether any of the forgoing circumstances shall constitute such a material adverse change or material adverse effect for the purposes of this definition, the Finance Parties shall consider such circumstance in the context of (x) the Group taken as a whole and (y) the ability of the Security Parties to perform each of their obligations under the Security Documents.

“Material Subsidiary” means any Subsidiary of the Guarantor whose assets, as determined in accordance with GAAP and as shown from the most recent financial statements available to the Agent relating to it, as multiplied by the Relevant Percentage in respect of such Subsidiary, equal or exceed 10% of the aggregate value of the assets of the Group as determined in accordance with GAAP and as shown from the most recently available financial statements of the Group, provided that:

(i)	in respect of any Subsidiary of the Guarantor, only the value of its assets as multiplied by the Relevant Percentage in respect of such Subsidiary shall be taken into account in the computation of the value of the assets of the Group;

(ii)	a statement by the auditors of the Guarantor to the effect that, in their opinion, a Subsidiary of the Guarantor is or is not or was or was not at any particular time a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on each of the parties to this Agreement.

“Maturity Date” means 6 August 2013 or, in the event that this day is not a Business Day, the last Business Day preceding 6 August 2013.

“Maximum Amount” shall mean the lesser of (a) five hundred and fifty three million two hundred and eighty thousand Dollars ($553,280,000) and (b) an amount equal to fifty two percent (52%) times eighty percent (80%) of the Acquisition Price.

“Mizuho” means Mizuho Corporate Bank, Ltd of 2-5-1 Marunouchi, Chiyoda-ku, Tokyo, 100-8333, Japan.

“Necessary Authorisations” means all Authorisations of any person including any government or other regulatory authority required by applicable Law to enable it to:

(a)	lawfully enter into and perform its obligations under the Security Documents to which it is party;

(b)	ensure the legality, validity, enforceability or admissibility in evidence in England and, if different, its jurisdiction of incorporation, of such Security Documents to which it is party; and

(c)	carry on its business from time to time.

“Negative Pledges” means the negative pledges from the Target referred to in Clause 10.1.4.

“Party” means a party to this Agreement.

“Permitted Encumbrance” means (i) any Encumbrance which has the prior written approval of the Agent acting on the instructions of all the Lenders or (ii) any liens for current crews’ wages and salvage and liens incurred in the ordinary course of trading a Vessel up to an aggregate amount at any time not exceeding ten million Dollars ($10,000,000).

“Pledgor” means Teekay Luxembourg S.a.r.l, a company incorporated under the laws of Luxembourg with registered office at la, rue Thomas Edison, L-1445 Strassen, Grand Duchy of Luxembourg.

“Pre-Approved Classification Society” means any of Det norske Veritas, Lloyds Register, American Bureau of Shipping (ABS), Germanischer Lloyd or Bureau Veritas or such other classification society acceptable to the Majority Lenders.

“Pre-Approved Flag” means Danish International Ship Registry, Marshall Islands, Norwegian International Ship Registry, Liberia, Panama, Isle of Man, Cayman Islands, Bermuda, Bahamas or Singapore.

“Proportionate Share” means, at any time, the proportion which a Lender’s Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Lenders (whether or not advanced) being on the Execution Date the percentage indicated against the name of that Lender in Schedule 1.

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum required or receivable (or any sum deemed for the purpose of Tax to be received or receivable) under a Finance Document.

“Reference Banks” means each of the MLAs or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Relevant Documents” means the Finance Documents, the SPA, the Intercompany Loan Agreement, the Marubeni Bank Loan Agreement, all security documents under the Marubeni Bank Loan Agreement, the Structure Chart and the Shareholders Agreement.

“Relevant Percentage” means, in respect of any Subsidiary of the Guarantor at any time, the percentage of the equity share capital or the partnership capital, as the case may be, of such Subsidiary which is beneficially owned (free from Encumbrances) by the Guarantor at such time.

“Requisition Compensation” means all compensation or other money which may from time to time be payable to a Vessel Owner as a result of a Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Screen Rate” means in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters page LIBOR 01 (or such other page or pages which replace(s) such page for the purposes of displaying offered rates of leading banks, for deposits in Dollars of amounts equal to the amount of the Loan for a period equal in length to the relevant Interest Period.

“Security Documents” means the Intercompany Loan Assignment, the Assignments, the Guarantee, the Shares Pledge, the Target Shares Pledge, the Negative Pledges and the Account Security or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and “Security Document” means any one of them.

“Security Parties” means at any relevant time, the Borrower, the Guarantor, the Pledgor, the Target, the Vessel Owners and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

“Seller” means A.P. Møller-Mærsk A/S of Esplanaden 50, DK-1263 Copenhagen K, Denmark.

“Shareholders Agreement” means the agreement made between the Pledgor, Scarlet LNG Transport Co. Ltd., Teekay LNG Operating LLC, Marubeni and the Borrower regulating the operation and control of the Borrower.

“Shares Pledge” means the pledge of shares granted or to be granted by the Pledgor in favour of the Finance Parties over the fifty two percent (52%) shareholding in the Borrower owned by the Pledgor, referred to in Clause 10.1.6, together with a side letter in relation to, inter alia, pre-emption rights contained in the Shareholder Agreement, to be signed by the Borrower and the parties to the Shareholders Agreement.

“SMC” means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for a Vessel developed and implemented in accordance with the ISM Code.

“SPA” means the share purchase agreement dated 12 October 2011 and made between (1) the Seller and (2) the Borrower as novatee of Teekay LNG Operating L.L.C. and Marubeni.

“Structure Chart” means a structure chart relating to the Security Parties, Marubeni and the Target both before and after completion under the SPA.

“Subsidiary” means a subsidiary undertaking, as defined in section 1162 Companies Act 2006 or any analogous definition under any other relevant system of law.

“Target” means Maersk LNG A/S (to be renamed Malt LNG Transport ApS).

“Target Shares Pledge” means the pledge of shares granted or to be granted by the Borrower in favour of the Finance Parties over the one hundred percent (100%) shareholding in the Target owned by the Borrower, referred to in Clause 10.1.7.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Taxation” shall be interpreted accordingly.

“Total Loss” means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of a Vessel; or

(b)	the requisition for title or compulsory acquisition of a Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)	the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of a Vessel (not falling within (b) above), unless that Vessel is released and returned to the possession of the relevant Vessel Owner within ninety (90) days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question.

“Tranche A” means that part of the Loan in an amount equal to fifty two percent (52%) of the Existing Intercompany Debt and to be used to refinance the Existing Intercompany Debt.

“Tranche B” means that part of the Loan in an amount equal to the Maximum Amount less Tranche A and to be used to finance the purchase of the shares in the Target under the SPA.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the Transfer specified in the schedule to such Transfer Certificate.

“Trust Property” means:

(a)	all benefits derived by the Agent from Clause 10; and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents,

with the exception of any benefits arising solely for the benefit of the Agent.

“Valuation” means in relation to a Vessel, the written valuation of that Vessel expressed in Dollars prepared by one of the Approved Brokers to be nominated by the Borrower. Such valuations shall be prepared at the Borrower’s expense, without a physical inspection, on the basis of a sale for prompt delivery for cash at arm’s length between a willing buyer and a willing seller without the benefit of any charterparty or other engagement.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Vessel Earnings Accounts” means the accounts to be opened by each Vessel Owner with the Account Holder within thirty (30) days of the Execution Date.

“Vessel Owners” means those companies (being subsidiaries of the Target) shown as owners of the Vessels in Schedule 3.

“Vessels” means each of the Vessels specified in Schedule 3.

1.2	In this Agreement:

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6	references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to any Finance Party include its successors, transferees and assignees;

1.2.9	a time of day (unless otherwise specified) is a reference to New York time;

1.2.10	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation.

.

1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrower or their representatives prior to the date of this Agreement.

2	The Loan and its Purposes

2.1	Amount Subject to the terms of this Agreement, each of the Lenders agrees to make available to the Borrower its Commitment of a Loan in an aggregate amount not exceeding the Maximum Amount.

2.2	Finance Parties’ obligations The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party to the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3	Purposes Tranche A shall be applied by the Borrower for the exclusive purpose of refinancing the Existing Intercompany Debt. Tranche B shall be applied by the Borrower for the exclusive purpose of financing the purchase of the shares in the Target.

2.4	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

3	Conditions of Utilisation

3.1	Conditions precedent to service of Drawdown Notice Before any Lender shall have any obligation to accept a Drawdown Notice under the Facility the Borrower shall deliver or cause to be delivered to or to the order of the Agent all of the documents and other evidence listed in Part I of Schedule 2.

3.2	Further conditions precedent to service of Drawdown Notice The Lenders will only be obliged to accept any Drawdown Notice if on the date of the Drawdown Notice:

3.2.1	no Default is continuing or would result from the advance of the Loan; and

3.2.2	the representations made by the Borrower under Clause 11 (other than those at Clause 11.2 and 11.21) are true in all material respects.

3.3	Conditions precedent to Drawdown Date Before any Lender shall have any obligation to advance the Loan under the Facility the Borrower shall deliver or cause to be delivered to or to the order of the Agent all of the documents and other evidence listed in Part II of Schedule 2.

3.4	Further conditions precedent to Drawdown Date The Lenders will only be obliged to advance the Loan if on the proposed Drawdown Date:

3.4.1	no Default is continuing or would result from the advance of the Loan; and

3.4.2	the representations made by the Borrower under Clause 11 (other than those at Clauses 11.2 and 11.21) are true in all material respects.

3.5	Conditions subsequent to Drawdown Date The Borrower undertakes to deliver or to cause to be delivered to the Agent within thirty (30) days after the Drawdown Date the additional documents and other evidence listed at items 1 and 2 in Part III of Schedule 2. The Borrower further undertakes to deliver or to cause to be delivered to the Agent within thirty (30) days after the Drawdown Date the additional documents and evidence listed at item 3 in Part III of Schedule 2.

3.6	No Waiver If the Lenders in their sole discretion agree to advance the Loan before all of the documents and evidence required by Clause 3.3 have been delivered to or to the order of the Agent, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Agent no later than the date specified by the Agent.

The advance of all or any part of the Loan under this Clause 3.6 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by Clause 3.3.

3.7	Conditions precedent to disbursement of the Loan The Borrower is not entitled to have the Loan disbursed to the Seller unless the Agent has received all of the documents and other evidence listed in Part IV of Schedule 2, and the terms of Clause 3.4 are met on the date of disbursement.

3.8	Conditions subsequent to disbursement of the Loan The Borrower undertakes to deliver or to cause to be delivered to the Agent (i) as soon as practicable after (and in any event on the same date as) the disbursement of the Loan, the additional documents and other evidence listed at items 1, 2, 3 and 6 in Part V of Schedule 2, (ii) as soon as practical after (and in any event on the next day after) the disbursement of the Loan, the additional documents and other evidence listed at item 8 in Part V of Schedule 2, and (iii) within thirty (30) days of the disbursement of the Loan, the additional documents and evidence listed at items 4, 5 and 7 of Part V of Schedule 2.

3.9	No Waiver If the Lenders in their sole discretion agree to the disbursement of the Loan before all of the documents and evidence required by Clause 3.5 have been delivered to or to the order of the Agent, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Agent no later than the date specified by the Agent.

The disbursement of all or any part of the Loan under this Clause 3.7 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by Clause 3.5.

3.10	Form and content All documents and evidence delivered to the Agent under this Clause 3 shall:

3.10.1	be in form and substance reasonably acceptable to the Agent (acting on the instructions of the Lenders); and

3.10.2	if reasonably required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent (acting on the instructions of the Lenders).

4	Advance

4.1	Drawdown Request The Borrower may request the Loan to be advanced in one amount on any Business Day prior to the Final Availability Date by delivering to the Agent a duly completed Drawdown Notice not more than ten (10) and not fewer than five (5) Business Days before the proposed Drawdown Date.

4.2	Lenders’ participation Subject to Clauses 2 and 3, the Agent shall promptly notify each Lender of the receipt of the Drawdown Notice, following which each Lender shall advance its Proportionate Share of the Loan to the Borrower through the Agent on the Drawdown Date.

5	Repayment

The Borrower shall on the Maturity Date repay to the Agent as agent for the Lenders all of the Indebtedness.

6	Prepayment

6.1	Illegality If it becomes unlawful in any jurisdiction for a Lender to fund or maintain its Commitment as contemplated by this Agreement or to fund or maintain the Loan:

6.1.1	that Lender shall promptly notify the Agent of that event;

6.1.2	upon the Agent notifying the Borrower, the Commitment of that Lender (to the extent not already advanced) will be immediately cancelled; and

6.1.3	the Borrower shall repay that Lender’s Proportionate Share of the Loan on the last day of its current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the Maximum Amount shall be reduced by the amount of that Lender’s Commitment in the Loan. Prior to the date on which repayment is required to be made under this Clause 6.1.3 the affected Lender shall negotiate in good faith with the Borrower to find an alternative method or lending base in order to maintain its Commitment in the Loan.

6.2	Voluntary prepayment or cancellation of Loan The Borrower may prepay or cancel the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of one million Dollars ($1,000,000)) provided that it gives the Agent not less than ten (10) Business Days’ prior notice. Any amount prepaid or cancelled shall not be available for further borrowing.

6.3	Restrictions Any notice of prepayment or cancellation given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment or cancellation is to be made and the amount of that prepayment or cancellation.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

If the Agent receives a notice under this Clause 6 it shall promptly forward a copy of that notice to the Borrower or the Lenders, as appropriate.

6.4	Mandatory Prepayment

6.4.1	In the event that a refinancing takes place of one or more of the Vessels, as a result of which the Lenders are requested to approve further exceptions to the terms of the Negative Pledges, a mandatory prepayment shall be made of the Attributable Amount relating to that Vessel provided and to the extent applicable mandatory law permits the relevant Vessel Owner to pay dividends, make loans or otherwise make distributions to the Borrower in an amount equal to such Attributable Amount.

6.4.2	In the event of a sale or disposal of a Vessel (or of the shares in a Vessel Owner owning a Vessel) or the Agent having received not less than 5 Business Days’ notice from the Borrower requesting that the Assignment relating to a Vessel be released and discharged (a “Released Vessel”), a mandatory prepayment shall be made of the Attributable Amount applicable to that Vessel provided and to the extent applicable mandatory law permits the relevant Vessel Owner to pay dividends, make loans or otherwise make distributions to the Borrower in an amount equal to such Attributable Amount. Such prepayment shall be made on the date of a sale or disposal of such Vessel and in the case of a Released Vessel on the date proposed by the Borrower for release and discharge of the Assignment relating to that Vessel. Any such prepayment shall oblige the Borrower to make payment of all interest accrued on the amount so prepaid up to and including the date of prepayment together with any Break Costs in respect of such prepayment if the date of such prepayment is not the final day of an Interest Period.

6.4.3	In the event that any Vessel becomes a Total Loss, on the earlier to occur of (a) the date of receipt of the proceeds of the Total Loss and (b) the date falling one hundred and eighty (180) days after the occurrence of the Total Loss, a mandatory prepayment shall be made of the Attributable Amount in respect of such Vessel provided and to the extent applicable mandatory law permits the relevant Vessel Owner to pay dividends, make loans or otherwise make distributions to the Borrower in an amount equal to such Attributable Amount. Any such prepayment shall oblige the Borrower to make payment of all interest accrued on the amount so prepaid up to and including the date of prepayment together with any Break Costs in respect of such prepayment if the date of such prepayment is not the final day of an Interest Period.

6.4.4	In the event that

(a)	the Charter on any of the Vessels (other than “MAERSK MAGELLAN” or “MAERSK METHANE”) is cancelled prior to its expiry date; and

(b)	within one hundred and twenty days of such cancellation, the relevant Vessel Owner has not entered into a replacement charter for such Vessel with an Approved Charterer on terms reasonably acceptable to the Majority Lenders, a mandatory prepayment shall, subject to applicable mandatory law, be made of the Attributable Amount in respect of such Vessel. Any such prepayment shall oblige the Borrower to make payment of all interest accrued on the amount so prepaid up to and including the date of prepayment together with any Break Costs in respect of such prepayment if the date of such prepayment is not the final day of an Interest Period.

6.4.5	For the avoidance of doubt, if a mandatory prepayment is triggered under any of Clauses 6.4.1, 6.4.2, 6.4.3 or 6.4.4 and mandatory applicable law prevents payment being effected in the manner therein set forth, the relevant mandatory prepayment is still payable by the Borrower from other sources on the same dates and in the same amounts.

6.4.6	Simultaneously with each prepayment in accordance with Clause 6.4.1, Clause 6.4.2, Clause 6.4.3, Clause 6.4.4 or Clause 6.4.5 (as the case may be), the Commitment of each Lender will reduce so that the Commitments of the Lenders in respect of the amended Maximum Amount remain in accordance with their respective Proportionate Shares.

6.5	Any prepayment made in accordance with Clause 6.2 or Clause 6.4 shall be applied, subject to applicable mandatory law on financial assistance, first, to satisfy the Borrower’s obligations to repay Tranche B and, second, to satisfy the Borrower’s obligations to repay Tranche A.

7	Interest

7.1	Interest Periods The period during which the Loan shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of three or six months’ duration, as selected by the Borrower in the Drawdown Notice in respect of the first Interest Period and thereafter by written notice to the Agent not later than 11:00 a.m. on the third Business Day before the beginning of the Interest Period in question, or such other duration as may be agreed by the Agent (acting on the instructions of all the Lenders).

7.2	Beginning and end of Interest Periods The first Interest Period in respect of the Loan shall begin on the Drawdown Date and shall end on the last day of the Interest Period selected in accordance with Clause 7.1. Any subsequent Interest Period selected in respect of the Loan shall commence on the day following the last day of its previous Interest Period and shall end on the last day of its current Interest Period selected in accordance with Clause 7.1.

7.3	Interest Periods to meet Maturity Date If an Interest Period for the Loan would otherwise expire after the Maturity Date, the Interest Period for the Loan shall expire on the Maturity Date.

7.4	Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.5	Interest rate During each Interest Period interest shall accrue on the Loan at the rate determined by the Agent to be the aggregate of (a) the Margin, (b) LIBOR and (c) the Mandatory Cost, if applicable.

7.6	Failure to select Interest Period If the Borrower at any time fails to select or agree an Interest Period in accordance with Clause 7.1, the interest period applicable shall be three (3) months.

7.7	Accrual and payment of interest Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Agent for the account of the Lenders on the last day of each Interest Period and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of that Interest Period.

7.8	Default interest If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date, subject to any applicable grace period, up to the date of actual payment (both before and after judgment) at a rate which is one point five per cent (1.5%) higher than the rate which would have been payable. Any interest accruing under this Clause 7.8 shall be immediately payable by the Borrower on demand by the Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.9	Changes in market circumstances If at any time the Agent determines (which determination shall be final and conclusive and binding on the Borrower) that, by reason of changes affecting the London interbank market, adequate and fair means do not exist for determining the rate of interest on the Loan for any Interest Period:

7.9.1	the Agent shall give notice to the Lenders and the Borrower of the occurrence of such event; and

7.9.2	the rate of interest on each Lender’s Commitment in the Loan for that Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin; and

(b)	the rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its Commitment in the Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender’s Commitment,

PROVIDED THAT if the resulting rate of interest on any Commitment is not acceptable to the Borrower:

7.9.3	the Agent on behalf of the Lenders will negotiate with the Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest which is financially a substantial equivalent to the basis provided for in this Agreement;

7.9.4	any substitute basis agreed pursuant to Clause 7.9.3 shall be binding on all the parties to this Agreement and shall apply to all Commitments in the Loan; and

7.9.5	if, within thirty (30) days of the giving of the notice referred to in Clause 7.9.1, the Borrower and the Agent fail to agree in writing on a substitute basis for determining the rate of interest in respect of the Loan, the relevant Lender shall cease to be obliged to advance its Proportionate Share of the Loan, but, if it has already been advanced, the Borrower will prepay that Proportionate Share of the Loan on the last day of the then current Interest Period, and the Loan shall be reduced by the amount of that Lender’s Proportionate Share.

7.10	Determinations conclusive The Agent shall promptly notify the Borrower of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

8	Indemnities

8.1	Transaction expenses The Borrower will, within fourteen (14) days of the Agent’s written demand, pay the Agent (for the account of the Finance Parties) the amount of all reasonable out of pocket costs and expenses (including legal fees and Value Added Tax or any similar or replacement tax if applicable) reasonably incurred by the Finance Parties or any of them in connection with:

8.1.1	the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not the Loan is advanced);

8.1.2	any amendment, addendum or supplement to any Finance Document (whether or not completed); and

8.1.3	any other document which may at any time be reasonably required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document.

8.2	Funding costs The Borrower shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party if, for any reason due to a default or other action by the Borrower, the Loan is not advanced to the Borrower after the Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice.

8.3	Break Costs The Borrower shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all documented costs, losses, premiums or penalties incurred by that Finance Party as a result of its receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6 or otherwise) on a day other than the last day of an Interest Period for the Loan, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan.

8.4	Currency indemnity In the event of a Finance Party receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, on the Agent’s written demand, pay to the Agent for the account of the relevant Finance Party such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the relevant Finance Party as a separate debt under this Agreement.

8.5	Other Indemnities

(a)	The Borrower shall (or shall procure that a Security Party will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by it as a result of:

(i)	a failure by a Security Party to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 15.16;

(ii)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)	The Borrower shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 8.5.

8.6	Increased costs

(a)	Subject to Clause 8.8 the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement (including the implementation or application of or compliance with Basel III (whether such implementation, application or compliance is by any central or any fiscal, monetary or other authority, a Finance Party or the holding company of a Finance Party)).

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Loan or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

8.7	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 8.6 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

For the purposes of Clause 8.6:

“Basel III” means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated and (b) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”; and

“holding company” means, in respect of a Finance Party, the company or entity (if any) within the consolidated supervision of which that Finance Party is included.

8.8	Exceptions to increased costs Clause 8.6 does not apply to the extent any Increased Costs is:

8.8.1	compensated for by a payment made under Clause 8.11; or

8.8.2	compensated for by a payment made under Clause 17.3; or

8.8.3	compensated for by the payment of the Mandatory Cost; or

8.8.4	attributable to the wilful breach by the relevant Finance Party (or the holding company of that Finance Party) of any law or regulation; or

8.8.5	attributable to the implementation or application of, or compliance with, the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the relevant Finance Party or any holding company of the relevant Finance Party).

8.9	Events of Default The Borrower shall indemnify each Finance Party from time to time, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party as a consequence of any Event of Default.

8.10	Enforcement costs The Borrower shall pay to the Agent (for the account of each Finance Party) on the Agent’s written demand the amount of all costs and expenses (including legal fees) incurred by a Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which that Finance Party may from time to time sustain, incur or become liable for by reason of that Finance Party being a lender to the Borrower. No such indemnity will be given where any such loss or cost has occurred due to gross negligence or wilful misconduct on the part of that Finance Party; however, this shall not affect the right of any other Finance Party to receive such indemnity.

8.11	Taxes

(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 17.3;

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from a Security Party under this Clause 8.11, notify the Agent.

8.12	VAT

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 8.12 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

9	Fees

9.1	Commitment fee The Borrower shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) a fee computed at the rate of thirty per cent (30%) of the applicable Margin on the undrawn and uncancelled amount of the Loan from time to time from the date of this Agreement until the Final Availability Date. The accrued commitment fee is payable on the last day of each successive period of three months from the Execution Date and on the Final Availability Date PROVIDED ALWAYS that if no amount of the Loan remains undrawn or uncancelled on the date falling thirty (30) days after the Execution Date no commitment fee shall be payable. For the avoidance of doubt, any commitment fee payable under this clause 9.1 shall be calculated on the total commitments up until the Drawdown Date and on the undrawn and uncancelled commitments thereafter.

9.2	Other fees The Borrower shall pay to the Agent the fees in the amounts and at the times agreed in any Fee Letter.

10	Security and Application of Moneys

10.1	Security Documents As security for the payment of the Indebtedness, the Borrower shall execute and deliver to the Agent or cause to be executed and delivered to the Agent the following documents in such forms and containing such terms and conditions as the Agent shall require:

10.1.1	a first priority deed of assignment of the Intercompany Loan;

10.1.2	first priority assignments of the Earnings, Insurances and Requisition Compensation of each of the Vessels (to secure Tranche A only);

10.1.3	an on demand guarantee and indemnity from the Guarantor;

10.1.4	an English law negative pledge and a Danish law negative pledge each by the Target on behalf of itself and, with respect to the English law negative pledge, all of its Subsidiaries with regard to its assets;

10.1.5	a first fixed charge over each of the Accounts;

10.1.6	a first pledge of the Pledgor’s fifty two percent (52%) shareholding in the Borrower; and

10.1.7	a first pledge of the Borrower’s one hundred percent (100%) shareholding in the Target.

10.2	General application of moneys To the extent permitted by applicable law, including Danish law on financial assistance, whilst an Event of Default is continuing unremedied or unwaived the Borrower irrevocably authorises the Agent to apply all sums which it may receive under or in connection with any Security Document, in or towards satisfaction, or by way of retention on account, of the Indebtedness, as follows:-

(i)	first in payment of all outstanding fees and expenses of the Agent;

(ii)	secondly in or towards payment of all outstanding interest hereunder;

(iii)	thirdly in or towards payment of all outstanding principal hereunder;

(iv)	fourthly in or towards payment of all other Indebtedness hereunder;

(v)	fifthly the balance, if any, shall be remitted to the Borrower or whoever may be entitled thereto.

11	Representations and Warranties

The Borrower represents and warrants to each of the Finance Parties at the Execution Date and (by reference to the facts and circumstances then pertaining) at the date of the Drawdown Notice, at the Drawdown Date and at each Interest Payment Date as follows (except that the representation and warranty contained at Clause 11.7 shall only be made on the Execution Date and the Drawdown Date and that the representations and warranties contained at Clause 11.2 and 11.20 shall only be made on the Execution Date):-

11.1	Status and Due Authorisation Each of the Security Parties is a corporation, partnership or limited liability company duly incorporated or formed under the laws of its jurisdiction of incorporation, organisation or formation (as the case may be) with power to enter into the Finance Documents and to exercise its rights and perform its obligations under the Finance Documents and all corporate and other action required to authorise its execution of the Finance Documents and its performance of its obligations thereunder has been duly taken.

11.2	No Deductions or Withholding Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, none of the Security Parties will be required to make any deduction or withholding from any payment it may make under any of the Finance Documents.

11.3	Claims Pari Passu Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, the Indebtedness will, to the extent that it exceeds the realised value of any security granted in respect of the Indebtedness, rank at least pari passu with all the Security Parties’ other unsecured indebtedness save that which is preferred solely by any bankruptcy, insolvency or other similar laws of general application.

11.4	No Immunity In any proceedings taken in any of the Security Parties’ respective jurisdictions of incorporation or formation in relation to any of the Finance Documents, none of the Security Parties will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

11.5	Governing Law and Judgments In any proceedings taken in any of the Security Parties’ jurisdiction of incorporation or formation in relation to any of the Finance Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced.

11.6	Validity and Admissibility in Evidence As at the date hereof, all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable each of the Security Parties lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents, (b) to ensure that the obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal, valid and binding and (c) to make the Finance Documents admissible in evidence in the jurisdictions of incorporation or formation of each of the Security Parties, have been done, fulfilled and performed.

11.7	No Filing or Stamp Taxes Under the laws of the Security Parties’respective jurisdictions of incorporation or formation in force at the date hereof, it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or formation (other than the Registrar of Companies for England and Wales, the Danish Register for Persons or the relevant maritime registry, to the extent applicable) or that any stamp, registration or similar tax be paid on or in relation to any of the Finance Documents.

11.8	Binding Obligations The obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal and valid obligations, binding on each of them in accordance with the terms of the Finance Documents and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Finance Documents or the performance by any of them of any of their obligations thereunder.

11.9	No misleading information Any factual information provided by any Security Party to any Finance Party in connection with the Loan was true and accurate in all material respects as at the date it was provided and is not misleading in any respect.

11.10	No Winding-up Neither the Borrower, the Guarantor nor any Material Subsidiary have taken any corporate, limited liability company or limited partnership action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrower’s knowledge and belief) threatened against the Borrower, the Guarantor or any Material Subsidiary for its winding-up, dissolution, administration, formal restructuring or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a material adverse effect on the business or financial condition of the Group taken as a whole.

11.11	Solvency

11.11.1	Neither the Borrower, the Guarantor nor the Group taken as a whole is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts.

11.11.2	Neither the Borrower, the Guarantor nor any Material Subsidiary by reason of actual or anticipated financial difficulties, has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

11.11.3	The value of the assets of each of the Borrower, the Guarantor and the Group taken as a whole is not less than the liabilities of such entity or the Group taken as a whole (as the case may be) (taking into account contingent and prospective liabilities).

11.11.4	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of the Borrower, the Guarantor or any Material Subsidiary.

11.12	No Material Defaults

11.12.1	Without prejudice to Clause 11.12.2, neither the Borrower, the Guarantor nor any Material Subsidiary is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a material adverse effect on the business or financial condition of the Group taken as a whole.

11.12.2	No Event of Default is continuing or might reasonably be expected to result from the advance of the Loan.

11.13	No Material Proceedings No action or administrative proceeding of or before any court, arbitral body or agency which is not covered by adequate insurance or which might have a material adverse effect on the business or financial condition of the Group taken as a whole has been started or is reasonably likely to be started.

11.14	No Undisclosed Liabilities As at the date to which the Guarantor’s Accounts were prepared neither the Borrower, the Guarantor nor any Material Subsidiary had any material liabilities (contingent or otherwise) which were not disclosed thereby (or by the notes thereto) or reserved against therein nor any unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against therein.

11.15	No Obligation to Create Security The execution of the Finance Documents by the Security Parties and their exercise of their rights and performance of their obligations thereunder will not result in the existence of nor oblige the Borrower or the Guarantor to create any Encumbrance over all or any of their present or future revenues or assets, other than pursuant to the Security Documents.

11.16	No Breach The execution of the Finance Documents by each of the Security Parties and their exercise of their rights and performance of their obligations under any of the Finance Documents do not constitute and will not result in any breach of any agreement or treaty to which any of them is a party.

11.17	Security Each of the Security Parties is (or will be upon completion under the SPA) the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and those Security Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Security Documents.

11.18	Necessary Authorisations The Necessary Authorisations required by each Security Party are in full force and effect, and each Security Party is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation.

11.19	Money Laundering Any amount borrowed hereunder, and the performance of the obligations of the Security Parties under the Security Documents, will be for the account of members of the Group and will not involve any breach by any of them of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (2005/60/EEC) of the Council of the European Communities.

11.20	Disclosure of material facts The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

11.21	No breach of laws

(a)	None of the Security Parties has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or (to the best of the Borrower’s knowledge and belief) threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

11.22	Environmental laws

(a)	Each member of the Group is in compliance with Clause 12.1.10 and (to the best of its knowledge and belief) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

11.23	Use of Facility The Facility will be used for the purposes specified in Clause 2.3.

11.24	Taxation

11.24.1	The Borrower is not materially overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax of $5,000,000 (or its equivalent in any other currency) or more, save in the case of Taxes which are being contested on bona fide grounds.

11.24.2	No claims or investigations are being made or conducted against the Borrower with respect to Taxes such that a liability of, or claim against, the Borrower of $5,000,000 (or its equivalent in any other currency) or more is reasonably likely to arise.

11.24.3	As far as the Borrower is aware, each of the Security Parties (other than the Guarantor and Membrane Shipping Limited) is resident for Tax purposes only in the jurisdiction of its incorporation.

11.25	Shares

The shares of the Target and any member of the Group which are subject to the Security Documents are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Security Documents do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents. Except as provided in the Shareholders’ Agreement, there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group or the Target (including any option or right of pre-emption or conversion).

11.26	Structure Chart

11.26.1	the Structure Chart delivered or to be delivered to the Agent pursuant to Part I of Schedule 2 is, so far as the Borrower is aware, true, complete and accurate in all material respects and shows the following information:

(i)	each relevant member of the Group and the Target, including current name and company registration number, its jurisdiction of incorporation and/or establishment and (other than in the case of the Guarantor) a list of shareholders; and

(ii)	all minority interests in any member of the Target and any person in which the Target holds shares in its issued share capital or equivalent ownership interest of such person.

11.26.2	All necessary intra-Group loans, transfers, share exchanges and other material steps resulting in the final structure of the relevant portion of the Group and, following the Acquisition, of the Target have been or will be taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.

11.27	SPA and other Documents

11.27.1	The SPA contains all the terms of the Acquisition.

11.27.2	To the best of its knowledge no representation or warranty given by any party to the SPA is untrue or misleading in any material respect.

11.27.3	The Shareholders Agreement and the constitutional documents of the Borrower (as amended to the extent permitted under this Agreement and the Deed of Coordination and Trust) contain all the material terms of all the agreements and arrangements between the Guarantor and Marubeni.

11.28	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), the Borrower’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

11.29	Representations Limited The representation and warranties of the Borrower in this Clause 11 are subject to:

11.29.1	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

11.29.2	the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, formal restructuring, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

11.29.3	the time barring of claims under any applicable limitation acts;

11.29.4	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and

11.29.5	any other reservations or qualifications of law expressed in any legal opinions obtained by the Agent in connection with the Facility.

11.30	Antisocial Forces The Borrower hereby represents and warrants that,

(i)	none of the directors, officers, managers or other employees or consultants who control or have the ability to control the Borrower (a) belong to, or have a direct or indirect relationship with, any Antisocial Forces, (b) have received any commission from or have delegated any responsibilities to any Antisocial Forces, or (c) have provided, offered to fund, support or otherwise provide benefits to any Antisocial Forces.

(ii)	no member of any Antisocial Forces and no person under the control of any Antisocial Forces (a) has any relationship with, (b) owns any shares in, or (c) is in a position to affect the business of, the Borrower.

12	Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.

12.1	General Undertakings

12.1.1	Financial statements The Borrower shall supply to the Agent as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, its audited consolidated financial statements for that financial year.

12.1.2	Requirements as to financial statements Each set of financial statements delivered by the Borrower under Clause 12.1.1:

(a)	shall be certified by an authorised signatory of the Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up; and

(b)	shall be prepared in accordance with GAAP.

12.1.3	Interim financial statements The Borrower shall supply to the Agent as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of the first semi-annual period of each of its financial years, its unaudited consolidated financial statements for that period.

12.1.4	Maintenance of Legal Validity The Borrower shall, and shall procure that each of the Security Parties (save for the Guarantor and the Pledgor) shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of its jurisdiction of formation and all other applicable jurisdictions, to enable it lawfully to enter into and perform its obligations under the Security Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Security Documents in its jurisdiction of incorporation or organisation and all other applicable jurisdictions.

12.1.5	Notification of Default The Borrower shall promptly, and shall procure that each of the other Security Parties (save for the Guarantor and the Pledgor) shall promptly, upon becoming aware of the same, inform the Agent in writing of the occurrence of any Event of Default and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default has occurred.

12.1.6	Claims Pari Passu The Borrower shall, and shall procure that each of the Security Parties (save for the Guarantor and the Pledgor) shall, ensure that at all times the claims of the Finance Parties against it under the Security Documents rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application.

12.1.7	Negative Pledge The Borrower shall not create, or permit to subsist, any Encumbrance (other than pursuant to the Security Documents) over all or any part of its shareholding in the Target (or in assets owned by the Target or any Subsidiaries of the Target) other than a Permitted Encumbrance.

12.1.8	Necessary Authorisations Without prejudice to any other specific provision of the Security Documents relating to an Authorisation, the Borrower shall, and shall procure that each of the Security Parties (save for the Guarantor and the Pledgor) shall (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations if a failure to do the same may cause a Material Adverse Effect; and (ii) promptly upon request, supply certified copies to the Agent of all Necessary Authorisations.

12.1.9	Compliance with Applicable Laws The Borrower shall, and shall procure that each of the Security Parties (save for the Guarantor and the Pledgor) shall, comply with all applicable laws to which it may be subject if a failure to do the same may have a Material Adverse Effect.

12.1.10	Environmental compliance

(a)	The Borrower shall, and shall procure that each of the Security Parties (save for the Guarantor and the Pledgor) will:

(i)	comply with all Environmental Laws;

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

12.1.11	Environmental claims

The Borrower shall, and shall procure that each of the Security Parties (save for the Guarantor and the Pledgor) will, promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

12.1.12	Taxation

(a)	The Borrower shall, and shall procure that each Security Party (save for the Guarantor and the Pledgor) and each Material Subsidiary will, pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 12.1.1 and 12.1.3; and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No member of the Group may change its residence for Tax purposes.

12.1.13	Loans and Guarantees The Borrower and each of the Security Parties (save for the Guarantor and the Pledgor) shall be permitted to borrow on a subordinated and unsecured basis in accordance with clause 12.1.20 and to make any capital contributions to the Target, but shall not otherwise (and shall procure that the other Security Parties (save for the Guarantor and the Pledgor) do not) enter into any borrowings or make any loans or grant any credit or give any guarantee or indemnity (except pursuant to the Relevant Documents and in connection with a refinancing of one or more of the Vessels).

12.1.14	Further Assurance The Borrower shall, and shall procure that each of the Security Parties (save for the Guarantor and the Pledgor) shall, at its own expense, promptly take all such action as the Agent may reasonably require for the purpose of perfecting or protecting any Finance Party’s rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Security Documents.

12.1.15	Other information The Borrower will, and will procure that each of the Security Parties (save for the Guarantor and the Pledgor) will, promptly supply to the Agent such information and explanations as any of the Lenders may from time to time reasonably require in connection with the Security Parties (other than the Guarantor and the Pledgor).

12.1.16	Inspection of records The Borrower will, and will procure that each Security Party (save for the Guarantor and the Pledgor) will, following an Event of Default which is continuing, unremedied or unwaived, permit the inspection of its financial records and accounts during business hours by the Agent or its nominee.

12.1.17	Change of Control The Borrower shall procure that throughout the Facility Period there is no change in the legal or beneficial ownership of

(a)	the Target (or any Subsidiary of the Target); or

(b)	of the fifty two per cent (52%) interest in the Borrower indirectly held by the Guarantor from that advised to the Agent at the date of this Agreement without the Agent’s prior written consent.

12.1.18	Change of business The Borrower will not carry on any business or incur any liabilities other than:

(a)	administration services for other members of the Group;

(b)	operating as a holding company for its subsidiaries and holding intragroup balances and credit balances; and

(c)	liabilities under the Relevant Documents and fees and expenses incurred in the ordinary course of its business acting as a holding company.

12.1.19	“Know your customer” checks If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of any of the Security Parties after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.1.20	Intercompany borrowings The Borrower will only borrow from other members of the Group on a subordinated and unsecured basis.

12.1.21	Dividends The Borrower will not pay any dividends or make other distributions to its shareholders at any time after the occurrence of an Event of Default which remains unremedied and unwaived.

12.1.22	Transfer of assets The Borrower will not, and will procure that the other Security Parties will not, sell or transfer any of its assets other than:

(a)	on arm’s length terms to third parties where the net proceeds of sale are used as a prepayment hereunder; or

(b)	to its Affiliates, which are and remain members of the Group.

12.1.23	Equity Account The Borrower covenants to procure that the Guarantor shall maintain a minimum credit balance of thirty million Dollars in the Equity Account throughout the Facility Period. If and to the extent the Loan is partially prepaid or cancelled, this minimum requirement shall be reduced pro rata to the reduction in the Commitments.

12.1.24	Earnings Account The Borrower covenants to maintain the Earnings Account throughout the Facility Period, and to procure:

(a)	that the Vessel Owners establish the Vessel Earnings Accounts by not later than the date falling thirty (30) days after the Execution Date and thereafter maintain such accounts throughout the Facility Period;

(b)	that by the date falling three (3) months after the Execution Date, the Earnings of at least two (2) Vessels shall have been redirected to the relevant Vessel Earnings Account;

(c)	that by the date falling four (4) months after the Execution Date, the Earnings of at least four (4) Vessels shall have been redirected to the relevant Vessel Earnings Account;

(d)	that by the date falling six (6) months after the Execution Date, the Earnings of all six (6) Vessels shall have been redirected to the relevant Vessel Earnings Account; and

(e)	that until the Earnings of each Vessel are redirected to the relevant Vessel Earnings Account, no charge or other Encumbrance will be created over the accounts through which the Earnings of the Vessels flow.

12.1.25	Management of Vessels The Borrower shall ensure that each Vessel is at all times technically and commercially managed by an Approved Manager.

12.1.26	Classification The Borrower shall ensure that each of the Vessels maintains the highest classification required for the purpose of the relevant trade of such Vessel which shall be with a Pre-Approved Classification Society, in each case, free from any overdue recommendations and conditions affecting that Vessel’s class.

12.1.27	Certificate of Financial Responsibility The Borrower shall procure that each Vessel Owner shall, if required, obtain and maintain a certificate of financial responsibility in relation to any Vessel which is to call at the United States of America.

12.1.28	Registration The Borrower shall not change or permit a change to the flag of the Vessels during the Facility Period other than to a Pre-Approved Flag or under such other flag as may be approved by the Agent acting on the instructions of the Majority Lenders, such approval not to be unreasonably withheld or delayed.

12.1.29	ISM and ISPS Compliance The Borrower shall ensure that the relevant Company complies in all material respects with the ISM Code and the ISPS Code or any replacements thereof and in particular (without prejudice to the generality of the foregoing) shall ensure that the Company holds (i) a valid and current Document of Compliance issued pursuant to the ISM Code, (ii) a valid and current SMC issued in respect of each Vessel pursuant to the ISM Code, and (iii) an ISSC in respect of each Vessel, and the Borrower shall promptly, upon request, supply the Agent with copies of the same.

12.1.30	Valuations The Borrower will deliver to the Agent a Valuation of each of the Vessels (i) on or about the date falling six (6) months after the Execution Date (ii) on or about the date falling one (1) month before the Maturity Date and (iii) following the occurrence of an Event of Default which is continuing unremedied and unwaived, on such other occasions as the Agent may request.

12.1.31	Chartering The Borrower shall procure that the Vessel Owners shall

(i)	not bareboat charter any of the Vessels during the Facility Period; and

(ii)	use reasonable endeavours to procure the renewal, or entry into new charters in replacement of, any of the Charters which are due to mature or terminate prior to the Maturity Date. Such charters shall be with Approved Charterers and on terms reasonably acceptable to the Agent.

12.1.32	Amendments to Charters Except for non-material amendments or amendments relative to the acquisition of the Target or in the ordinary course of day to day operations, the Borrower will procure that none of the Charters that has more than five (5) years unexpired term at the Drawdown Date are amended or varied without the prior written consent of the Agent (acting on the reasonable instructions of the Majority Lenders).

12.1.33	Insurance The Borrower shall ensure that each of the Vessels is insured in accordance with the provisions set out in the Assignments.

12.1.34	Maintenance The Borrower shall ensure that each of the Vessels shall be maintained in good and safe condition and with all registered surveys carried out when due.

12.1.35	Mergers The Borrower shall not, and shall procure that the other Security Parties (save for the Guarantor and the Pledgor) will not, permit any mergers or consolidations.

12.1.36	Acquisitions The Borrower will not, and will procure that the other Security Parties (save for the Guarantor and the Pledgor) will not, make any acquisitions.

12.1.37	Antisocial Forces The Borrower shall not engage, directly or indirectly, in any of the following activities:

(i)	any demand or claim under the threat of or with violence;

(ii)	any unreasonable demand or claim under the threat of actions that are not legally permissible; or

(iii)	any blackmail or assault, physical or oral; or

(iv)	any obstructive activities, including but not limited to disseminating false information or fraudulent activities for the purpose of harming the creditworthiness of the Finance Parties or impeding business of the Finance Parties; or

(v)	any activities that are similar to those described above.

Upon receiving information which provides reasonable certainty that any violation of this covenant has occurred, the Borrower shall immediately: (i) advise the Agent of the occurrence; and (ii) take all actions reasonably necessary to mitigate, correct and report such occurrence, under law or otherwise (such steps may include termination or severance of the individual(s) involved).

12.1.38	SPA

(a)	The Borrower shall promptly pay all amounts payable to the Seller under the SPA as and when they become due (except to the extent that any such amounts are being contested in good faith by a member of the Group and where adequate reserves are set aside for any such payment).

(b)	The Borrower shall take all reasonable and practical steps to preserve and enforce its rights (or the rights of any of its Subsidiaries) and pursue any claims and remedies arising under the SPA.

12.1.39	Financial assistance

The Borrower shall, and shall procure that the other Security Parties (save for the Guarantor and the Pledgor) shall, comply in all respects with (i) sections 678 and 679 of the Companies Act 2006, (ii) Section 206(1) (as modified by Section 206(2) of Consolidated Act No. 322 of 11 April 2011 on public and private limited liability companies as amended and supplemented from time to time (the “Danish Companies Act”) and (iii) Section 210(1) (as modified by Section 210(2) and Section 211 and Section 212 of the Danish Companies Act, (iv) Section 76 of the Singapore Companies Act and (v) any equivalent legislation in other jurisdictions including in relation to the execution of the Security Documents and payment of amounts due under this Agreement, and the Lenders shall accept any and all obligations and limitations thereof.

12.1.40	Information: miscellaneous The Borrower shall, and shall procure that the other Security Parties (save for the Guarantor and the Pledgor) shall, supply to the Agent:

(a)	promptly upon becoming aware of them, details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party (other than the Guarantor and the Pledgor), and which might, if adversely determined, be reasonably likely to have a Materially Adverse Effect;

(b)	promptly upon becoming aware of them, details of (i) any casualty or other accident or damage to any of the Vessels the cost of repair of which is likely to exceed fifteen million Dollars ($15,000,000) and (ii) a Total Loss of any of the Vessels;

(c)	promptly, details of any material Environmental Claim or any other material incident, event or circumstance which may give rise to any such material Environmental Claim which is reasonably likely to have a Material Adverse Effect;

(d)	promptly, details of any capture, seizure, arrest, confiscation or detention of any Vessel;

(e)	promptly, such further information regarding the financial condition, business and operations of any Security Party as the Agent may reasonably request including, without limitation, cash flow analyses and details of the operating costs of any Vessel; and

(f)	promptly upon becoming aware of them, details of the exercise or any purported exercise of any lien on the Insurances or the Earnings.

13	Events of Default

13.1	Events of Default Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.

13.1.1	Borrower’s Failure to Pay under this Agreement The Borrower fails to pay any amount due from it under this Agreement at the time, in the currency and otherwise in the manner specified herein provided that, if the Borrower can demonstrate to the reasonable satisfaction of the Agent that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an administrative or technical error by the Agent or an error in the banking system, such payment shall instead be deemed to be due, solely for the purposes of this paragraph, within three (3) Business Days of the date on which it actually fell due under this Agreement; or

13.1.2	Misrepresentation any representation or statement made by any Security Party in any Finance Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect, where the circumstances causing the same would be reasonably likely to give rise to a Material Adverse Effect; or

13.1.3	Specific Covenants a Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by or procured by the Borrower under Clauses 12.1.4, 12.1.6, 12.1.7 or 12.1.17; or

13.1.4	Financial Covenants the Guarantor is in breach of the Guarantor’s financial covenants set out in Clause 3.2 of the Guarantee at any time; or

13.1.5	Other Obligations a Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by it in any Security Document (other than those referred to in Clause 13.1.3 or Clause 13.1.4) and such failure is not remedied within 30 days after the Agent has given notice thereof to the Borrower; or

13.1.6	Cross Default any indebtedness of any Security Party is not paid when due (or within any applicable grace period) or any indebtedness of any Security Party is declared to be or otherwise becomes due and payable prior to its specified maturity where (in either case) the aggregate of all such unpaid or accelerated indebtedness (i) of the Guarantor is equal to or greater than fifty million Dollars ($50,000,000) or its equivalent in any other currency; or (ii) of the Borrower is equal to or greater than twenty million Dollars ($20,000,000) or its equivalent in any other currency; or (iii) of any other Security Party is equal to or greater than ten million Dollars ($10,000,000) or its equivalent in any other currency; or

13.1.7	Cross Acceleration any indebtedness of a Material Subsidiary in an amount equal to or greater than ten million Dollars ($10,000,000) or its equivalent in any other currency is demanded prior to its specified maturity by reason of default (howsoever described); or

13.1.8	Insolvency and Rescheduling a Security Party or a Material Subsidiary is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its creditors or a composition with its creditors; or

13.1.9	Winding-up a Security Party or a Material Subsidiary files for initiation of formal restructuring proceedings (in Danish rekonstruction), is wound up or declared bankrupt or takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets or any moratorium is declared or sought in respect of any of its indebtedness; or

13.1.10	Execution or Distress

(a)	any Security Party or a Material Subsidiary fails to comply with or pay any sum due from it (within 30 days of such amount falling due) under any final judgment or any final order made or given by any court or other official body of a competent jurisdiction in an aggregate (i) in respect of the Guarantor equal to or greater than fifty million Dollars ($50,000,000) or its equivalent in any other currency; or (ii) in respect of the Borrower equal to or greater than twenty million Dollars ($20,000,000) or its equivalent in any other currency; or (iii) in respect of any other Security Party or any Material Subsidiary, ten million Dollars ($10,000,000) or its equivalent in any other currency, being a judgment or order against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired.

(b)	any execution, distress, expropriation, attachment or sequestration affects, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of a Security Party or a Material Subsidiary in an aggregate amount (i) in respect of the Guarantor equal to or greater than fifty million Dollars ($50,000,000) or its equivalent in any other currency; or (ii) in respect of the Borrower equal to or greater than twenty million Dollars ($20,000,000) or its equivalent in any other currency; or (iii) in respect of any other Security Party or any Material Subsidiary, ten million Dollars ($10,000,000) or its equivalent in any other currency other than any execution, distress, expropriation, attachment or sequestration which is being contested in good faith and which is either discharged within 30 days or in respect of which adequate security has been provided within 30 days to the relevant court or other authority to enable the relevant execution, distress, expropriation, attachment or sequestration to be lifted or released; or

13.1.11	Similar Event any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in Clauses 13.1.8, 13.1.9 and 13.1.10, or

13.1.12	Repudiation any Security Party repudiates any Finance Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Finance Document; or

13.1.13	Validity and Admissibility at any time any act, condition or thing required to be done, fulfilled or performed in order:

(a)	to enable any Security Party lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Finance Documents;

(b)	to ensure that the obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal, valid and binding; or

(c)	to make the Finance Documents admissible in evidence in any applicable jurisdiction is not done, fulfilled or performed within 30 days after notification from the Agent to the relevant Security Party requiring the same to be done, fulfilled or performed; or

13.1.14	Illegality at any time it is or becomes unlawful for any Security Party to perform or comply with any or all of its obligations under the Security Documents to which it is a party or any of the obligations of the Borrower hereunder are not or cease to be legal, valid and binding and such illegality is not remedied or mitigated to the satisfaction of the Agent within thirty (30) days after it has given notice thereof to the relevant Security Party; or

13.1.15	Qualifications of Financial Statements the auditors of the Guarantor qualify their report on any audited consolidated financial statements of the Guarantor in any regard which, in the reasonable opinion of the Agent, has a Material Adverse Effect; or

13.1.16	Conditions Subsequent if any of the conditions referred to in Clause 3.5 or Clause 3.6 is not satisfied within thirty (30) days or such other time period specified by the Agent in its discretion; or

13.1.17	Revocation or Modification of consents etc. if any Necessary Authorisation which is now or which at any time during the Facility Period becomes necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Security Documents is revoked, withdrawn or withheld, or modified in a manner which the Agent reasonably considers is, or may be, prejudicial to the interests of a Finance Party in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect; or

13.1.18	Curtailment of Business if the business of any of the Security Parties is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Security Party suspends or ceases to carry on or disposes (or threatens to suspend or cease to carry on or dispose) of all or a substantial part of its business or assets; or

13.1.19	Reduction of Capital if the Borrower reduces its committed or subscribed capital; or

13.1.20	Notice of Determination if the Guarantor gives notice to the Agent to determine its obligations under the Guarantee; or

13.1.21	Environmental Matters

(a)	any Environmental Claim is pending or made against a Vessel Owner or any of a Vessel Owner’s Environmental Affiliates or in connection with a Vessel, where such Environmental Claim has a Material Adverse Effect.

(b)	any actual Environmental Incident occurs in connection with a Vessel, where such Environmental Incident has a Material Adverse Effect; or

13.1.22	Material Adverse Change any event or circumstance occurs that has a Material Adverse Effect; or

13.1.23	Loss of Property all or a substantial part of the business or assets of any Security Party is destroyed, abandoned, seized, appropriated or forfeited for any reason, and such occurrence in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders) has or could reasonably be expected to have a Material Adverse Effect; or

13.1.24	Marubeni Bank Loan Agreement an Event of Default which is continuing unremedied and unwaived occurs under the Marubeni Bank Loan Agreement.

13.2	Acceleration If an Event of Default is continuing unremedied or unwaived the Agent may (with the consent of the Majority Lenders) and shall (at the request of the Majority Lenders) by notice to the Borrower cancel any part of the Loan not then advanced and:

13.2.1	declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Agent; and/or

13.2.3	declare the Commitments terminated and the Maximum Amount reduced to zero.

14	Assignment and Sub-Participation

14.1	Lenders’ rights A Lender may assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any other branch or Affiliate of that Lender or to any other Lender (or an Affiliate of another Lender) or (subject to the prior written consent of the Guarantor, such consent not to be unreasonably withheld but not to be required at any time after an Event of Default which is continuing unremedied or unwaived) to any other bank or financial institution, or any trust, fund or other entity which is regularly engaged in, or established for the purpose of, making, purchasing or investing in loans, securities or other financial assets, and may grant sub-participations in all or any part of its Commitment. Where the consent of the Guarantor is required, the Guarantor shall be deemed to have given its consent if no express refusal is given within five (5) Business Days.

14.2	Borrower’s co-operation The Borrower will co-operate fully with a Lender in connection with any assignment, transfer or sub-participation by that Lender; will execute and procure the execution of such documents as that Lender may require in that connection including, but not limited to, re-executing any Security Documents (if required); and irrevocably authorises any Finance Party to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan and the Relevant Documents which any Finance Party may in its discretion consider necessary or desirable (subject to any duties of confidentiality applicable to the Lenders generally). Additionally, (but subject to the same duties of confidentiality), any Lender may disclose the size and term of the Facility and the names of each Security Party to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Lender’s rights and obligations under the Finance Documents.

14.3	Rights of assignee Any assignee of a Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Finance Documents benefiting that Lender PROVIDED THAT an assignment will only be effective on notification by the Agent to that Lender and the assignee that the Agent is satisfied it has complied with all necessary “Know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.

14.4	Transfer Certificates If a Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:

14.4.1	to the extent that that Lender seeks to transfer its rights and obligations, the Borrower (on the one hand) and that Lender (on the other) shall be released from all further obligations towards the other;

14.4.2	the Borrower (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to Clause 14.4.1; and

14.4.3	the Agent, each of the Lenders and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original party to this Agreement as a Lender

PROVIDED THAT the Agent shall only be obliged to execute a Transfer Certificate once:

(a)	it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(b)	the transferee has paid to the Agent for its own account a transfer fee of five thousand Dollars. The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

14.5	Finance Documents Unless otherwise expressly provided in any Finance Document or otherwise expressly agreed between a Lender and any proposed transferee and notified by that Lender to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Lender’s rights and obligations under or pursuant to this Agreement the rights of that Lender under or pursuant to the Finance Documents (other than this Agreement) which relate to the portion of that Lender’s rights and obligations transferred by the relevant Transfer Certificate.

14.6	No assignment or transfer by the Borrower The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

14.7	Security over Lenders’ rights In addition to the other rights provided to Lenders under this Clause 14, each Lender may without consulting with or obtaining consent from any Security Party, at any time charge, assign or otherwise create an Encumbrance in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Encumbrance to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Encumbrance for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

15	The Agent and the Lenders

15.1	Appointment

15.1.1	Each Lender appoints the Agent to act as its agent and/or security trustee under and in connection with the Finance Documents.

15.1.2	Each Lender authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

15.2	Authority Each Lender irrevocably authorises the Agent (subject to Clauses 15.4 and 15.18):

15.2.1	to execute any Finance Document (other than this Agreement, the Deed of Coordination and Trust, the Shares Pledge and the Target Shares Pledge) on its behalf;

15.2.2	to collect, receive, release or pay any money on its behalf;

15.2.3	acting on the instructions from time to time of the Majority Lenders (save where the terms of any Security Document expressly provide otherwise) to give or withhold any waivers, consents or approvals under or pursuant to any Finance Document; and

15.2.4	acting on the instructions from time to time of the Majority Lenders (save where the terms of any Security Document expressly provide otherwise) to exercise, or refrain from exercising, any rights, powers, authorities or discretions under or pursuant to any Finance Document.

The Agent shall have no duties or responsibilities as agent or as security trustee other than those expressly conferred on it by the Finance Documents and shall not be obliged to act on any instructions from the Lenders or the Majority Lenders if to do so would, in the opinion of the Agent, be contrary to any provision of the Finance Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

15.3	Trust The Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 15.3, the Agent holds the Trust Property on trust for the Finance Parties absolutely. Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Agent shall be performed and exercised in accordance with this Clause 15.3. The Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as Agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

15.3.1	the Agent and any attorney, agent or delegate of the Agent may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents other than as a result of its gross negligence or wilful misconduct;

15.3.2	the other Finance Parties acknowledge that the Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

15.3.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of 125 years from the date of this Agreement.

15.4	Limitations on authority Except with the prior written consent of all the Lenders, the Agent shall not be entitled to:

15.4.1	release or vary any security given for the Borrower’s obligations under this Agreement (including, but not limited to, any further exceptions to the terms of the Negative Pledges); nor

15.4.2	waive the payment of any sum of money payable by any Security Party under the Finance Documents; nor

15.4.3	change the meaning of the expressions “Majority Lenders”, “Margin”, “Commitment Commission” or “Default Rate”; nor

15.4.4	exercise, or refrain from exercising, any right, power, authority or discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Lenders; nor

15.4.5	extend the due date for the payment of any sum of money payable by any Security Party under any Finance Document; nor

15.4.6	take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Lender under any Finance Document; nor

15.4.7	agree to change the currency in which any sum is payable under any Finance Document (other than in accordance with the terms of the relevant Finance Document); nor

15.4.8	agree to amend this Clause 15.4.

15.5	Liability Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Lenders for anything done or omitted to be done by the Agent under or in connection with any of the Relevant Documents unless as a result of the Agent’s gross negligence or wilful misconduct.

15.6	Acknowledgement Each Lender acknowledges that:

15.6.1	it has not relied on any representation made by the Agent or any of the Agent’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any Finance Document;

15.6.2	it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

15.6.3	it has made its own appraisal of the creditworthiness of the Security Parties; and

15.6.4	the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Agent pursuant to the express terms of a Finance Document.

Each Lender agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause 15.6.

15.7	Limitations on responsibility The Agent shall have no responsibility to any Security Party or to any Lender on account of:

15.7.1	the failure of a Lender or of any Security Party to perform any of its obligations under a Finance Document; nor

15.7.2	the financial condition of any Security Party; nor

15.7.3	the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Finance Document, or in or pursuant to any document delivered pursuant to or in connection with any Finance Document; nor

15.7.4	the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Finance Document or of any document executed or delivered pursuant to or in connection with any Finance Document.

15.8	The Agent’s rights The Agent may:

15.8.1	assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Finance Document are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.2	assume that no Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.3	rely on any document or notice believed by it to be genuine;

15.8.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

15.8.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party; and

15.8.6	refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Majority Lenders) and unless and until the Agent has received from the Lenders any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

15.9	The Agent’s duties The Agent shall:

15.9.1	if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of any Finance Document by any Security Party or as to the existence of an Event of Default; and

15.9.2	inform the Lenders promptly of any Event of Default of which the Agent has actual knowledge.

15.10	No deemed knowledge The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default unless a Lender or a Security Party shall have given written notice thereof to the Agent in its capacity as the Agent. Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

15.11	Other business The Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with a Security Party or with a Security Party’s subsidiaries or associated companies or with a Lender as if it were not the Agent.

15.12	Indemnity The Lenders shall, promptly on the Agent’s request, reimburse the Agent in their respective Proportionate Shares, for, and keep the Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Finance Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Finance Document, to the extent not paid by the Security Parties and not arising from the Agent’s gross negligence or wilful misconduct.

15.13	Employment of agents In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Finance Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Finance Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

15.14	Distribution of payments The Agent shall pay promptly to the order of each Lender that Lender’s Proportionate Share of every sum of money received by the Agent pursuant to the Finance Documents (with the exception of any amounts payable pursuant to Clause 9 and/or any Fee Letter and any amounts which, by the terms of the Finance Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Agent on trust absolutely for that Lender.

15.15	Reimbursement The Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Clause 15.14 before it has itself received payment of that amount, and the Agent does not in fact receive payment within five (5) Business Days after the date on which that payment was required to be made by the terms of the Finance Documents, that Lender will, on demand by the Agent, refund to the Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent for any amount which the Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Finance Documents and ending on the date on which the Agent receives reimbursement.

15.16	Redistribution of payments Unless otherwise agreed between the Lenders and the Agent, if at any time a Lender receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, an amount greater than that Lender’s Proportionate Share of any sum due from that Security Party to the Lenders under the Finance Documents (the amount of the excess being referred to in this Clause 15.16 and in Clause 15.17 as the “Excess Amount”) then:

15.16.1	that Lender shall promptly notify the Agent (which shall promptly notify each other Lender);

15.16.2	that Lender shall pay to the Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

15.16.3	the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Lenders and shall account to the Lenders in respect of the Excess Amount in accordance with the provisions of this Clause 15.16.

However, if a Lender has commenced any legal proceedings to recover sums owing to it under the Finance Documents and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Lender which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

15.17	Rescission of Excess Amount If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Lenders which have received any part of that Excess Amount by way of distribution from the Agent pursuant to Clause 15.16 shall repay to the Agent for the account of the Lender which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Lenders share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Lender receiving or recovering the Excess Amount to the person to whom that Lender is liable to make payment in respect of such amount, and Clause 15.16.3 shall apply only to the retained amount.

15.18	Instructions Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Majority Lenders each of the Lenders shall provide the Agent with instructions within five (5) Business Days of the Agent’s request (which request may be made orally or in writing). If a Lender does not provide the Agent with instructions within that period, that Lender shall be bound by the decision of the Agent. Nothing in this Clause 15.18 shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Majority Lenders if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with the Finance Documents. In that event, the Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Agent pursuant to this Clause 15.18.

15.19	Payments All amounts payable to a Lender under this Clause 15 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Agent.

15.20	“Know your customer” checks Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.21	Resignation Subject to a successor being appointed in accordance with this Clause 15.21, the Agent may resign at any time without assigning any reason by giving to the Borrower and the Lenders notice of its intention to do so, in which event the following shall apply:

15.21.1	with the consent of the Borrower not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied or unwaived) the Lenders may within thirty (30) days after the date of the notice from the Agent appoint a successor to act as agent or, if they fail to do so with the consent of the Borrower, not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied or unwaived), the Agent may appoint any other bank or financial institution as its successor;

15.21.2	the resignation of the Agent shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrower and the Lenders;

15.21.3	the Agent shall thereupon be discharged from all further obligations as agent but shall remain entitled to the benefit of the provisions of this Clause 15;

15.21.4	the successor of the Agent and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement; and

15.21.5	the successor of the Agent shall sign a deed of accession to adhere to the terms of the Deed of Coordination and Trust.

15.22	No fiduciary relationship Except as provided in Clauses 15.3 and 15.14, the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in any Finance Document shall constitute a partnership between any two or more Lenders or between the Agent and any other person.

16	Set-Off

A Finance Party may set off any matured obligation due from the Borrower under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

17	Payments

17.1	Payments Subject always to the terms of the Deed of Coordination and Trust, each amount payable by the Borrower under a Finance Document shall be paid to such account at such bank as the Agent may from time to time direct to the Borrower in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its reasonable discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

17.2	No deductions or withholdings Each payment (whether of principal or interest or otherwise) to be made by the Borrower under a Finance Document shall, subject only to Clause 17.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

17.3	Grossing-up If at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrower will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the relevant Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

17.4	Evidence of deductions If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document, the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence reasonably acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

17.5	Rebate If the Borrower pays any additional amount under Clause 8.11 or Clause 17.3, and a Finance Party subsequently receives a refund or allowance from any tax authority which that Finance Party identifies as being referable to that increased amount so paid by the Borrower, that Finance Party shall, as soon as reasonably practicable, pay to the Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the relevant deduction or withholding not been required to have been made. Nothing in this Clause 17.5 shall be interpreted as imposing any obligation on any Finance Party to apply for any refund or allowance nor as restricting in any way the manner in which any Finance Party organises its tax affairs, nor as imposing on any Finance Party any obligation to disclose to the Borrower any information regarding its tax affairs or tax computations.

17.6	Adjustment of due dates If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on the Loan, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.7	Control Account The Agent shall open and maintain on its books a control account in the name of the Borrower showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrower’s obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 17.7 and those entries will, in the absence of manifest error, be conclusive and binding.

18	Notices

18.1	Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter or (subject to Clause 18.6) electronic mail.

18.2	Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

18.2.1	in the case of the Borrower, c/o Teekay Shipping (Canada) Ltd Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, B.C., Canada V6C 2K2 (fax no: +1 604 681 3011) marked for the attention of Renee Eng, Manager Treasury;

18.2.2	in the case of each Lender, those appearing opposite its name in Schedule 1; and

18.2.3	in the case of the Agent at 200 Park Avenue, New York, NY 10166-0396, U.S.A. (fax no: +1 212 681 3900) marked for the attention of Evan Uhlick;

or any substitute address, fax number, department or officer as any party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

18.3	Delivery Any communication or document made or delivered by one party to this Agreement to another under or in connection this Agreement will only be effective:

18.3.1	if by way of fax, when received in legible form; or

18.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

18.3.3	if by way of electronic mail, in accordance with Clause 18.6;

and, if a particular department or officer is specified as part of its address details provided under Clause 18.2, if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent.

All notices from or to the Borrower shall be sent through the Agent.

18.4	Notification of address and fax number Promptly upon receipt of notification of an address, fax number or change of address, pursuant to Clause 18.2 or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

18.5	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

18.5.1	in English; or

18.5.2	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

18.6	Electronic communication

(a)	Any communication to be made in connection with this Agreement may be made by electronic mail or other electronic means, if the Borrower and the relevant Finance Party:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Borrower and the relevant Finance Party will be effective only when actually received in readable form and acknowledged by the recipient (it being understood that any system generated responses do not constitute an acknowledgement) and in the case of any electronic communication made by the Borrower to a Finance Party only if it is addressed in such a manner as the Finance Party shall specify for this purpose.

19	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21	Miscellaneous

21.1	No oral variations No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of all the Finance Parties.

21.2	Further Assurance If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Finance Parties or any of them are considered by the Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Lenders are necessary to provide adequate security for the repayment of the Indebtedness.

21.3	Rescission of payments etc. Any discharge, release or reassignment by a Finance Party of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

21.4	Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

21.5	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

21.6	Contracts (Rights of Third Parties) Act 1999 A person who is not a party to this Agreement (other than those parties benefitting from the indemnities in Clause 8.5) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

21.7	Disclosure of Information The Borrower authorises each Lender to disclose any information and/or document(s) concerning its relationship with such Lender (i) to authorities in any other countries where such Lender or any Affiliate is represented and/or where any Lender or any Affiliate may be requested information by any regulatory authority, when this shall be deemed necessary in order for such Lender or any Affiliate to meet its requirements for the contribution to reduction or prevention of money laundering, terrorism and corruption, (ii) to any Affiliate of that Lender making it possible to consolidate the client’s total commitments and offer the client any other products offered by that Lender or any Affiliate and (iii) to any person to whom or for whose benefit that Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 14.7, subject always to the duties of confidentiality being imposed on the person to whom any such disclosure is made.

22	Law and Jurisdiction

22.1	Governing law This Agreement and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

22.2	Jurisdiction For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any dispute (a) arising from or in connection with this Agreement or (b) relating to any non-contractual obligations arising from or in connection with this Agreement and that any proceedings may be brought in those courts.

22.3	Alternative jurisdictions Nothing contained in this Clause 22 shall limit the right of the Finance Parties to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

22.4	Waiver of objections The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 22, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

22.5	Service of process Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

22.5.1

irrevocably appoints Teekay Shipping (UK) Ltd of 2nd Floor, 86 Jermyn Street, London SW1Y 6JD England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

22.5.2	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

SCHEDULE 1: The Lenders and the Commitments

The Lenders	The Commitments (US$)	The Proportionate Share
DNB BANK ASA 200 Park Avenue, New York, NY 10166-0396, U.S.A. Attn: Evan Uhlick Fax no: +1 212 681 3900	151,093,334	27.31%

ABN AMRO BANK N.V. registered at Gustav Mahlerlaan 10 1082 PP, Amsterdam, The Netherlands acting through its office at Coolsingel 93 3012 AE Rotterdam The Netherlands Attn: Raymond Ko Fax: +31 10 401 5323	151,093,333	27.31%

CITIBANK, N.A., London Branch Citigroup Centre Canada Square Canary Wharf London E14 5LB United Kingdom Attn: Paul Gibbs Fax: +44 207 942 7512	151,093,333	27.31%

DEVELOPMENT BANK OF JAPAN INC. 9-1, Otemachi 1-chome, Chiyoda-ku, Tokyo Japan Attn: Corporate Finance Department, Division 4 Fax: +81-3-3270-2475	100,000,000	18.07%

	553,280,000	100%

SCHEDULE 2: Conditions Precedent and Subsequent

Part I: Conditions precedent to service of Drawdown Notice

1	Security Parties

(a)	Constitutional Documents Copies of the constitutional documents of each of the Borrower and the Guarantor together with such other evidence as the Agent may reasonably require that each of the Borrower and the Guarantor is duly formed or incorporated in its country of formation or incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of the Guarantor and, in the case of the Borrower, a transcript from the Danish Commerce Agency.

(c)	Board resolutions A copy (or extract) of a resolution of the board of directors of the Borrower and the Guarantor (or its sole member or general partner):

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and ratifying or resolving that it execute those Relevant Documents; and

(ii)	if required authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)	Officer’s certificates A certificate of a duly authorised officer or representative of each of the Borrower and the Guarantor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement, setting out the names of its directors and officers (or its sole member) and their specimen signatures, setting out the proportion of shares held by each shareholder, and confirming that its borrowing and guaranteeing limits will not be exceeded.

(e)	Powers of attorney The notarially attested and legalised (where necessary for registration purposes) power of attorney of each of the Borrower and the Guarantor under which any documents are to be executed or transactions undertaken by the Borrower and the Guarantor.

(f)	Shareholders Agreement A copy of the shareholders agreement for the Borrower.

2	Security and related documents

(a)	Finance Documents This Agreement, the Guarantee and any Fee Letter, together with all other documents required by any of them.

(b)	Structure Chart A certified copy of the Structure Chart.

3	Legal opinions

(a)	Legal opinions of the legal advisers to the Lenders in each relevant jurisdiction in relation to those documents listed in paragraph 2(a) of this Schedule 2 Part 1, namely

(i)	an opinion on matters of English law from Stephenson Harwood;

(ii)	an opinion on matters of Marshall Island law from Watson, Farley & Williams LLP, New York; and

(iii)	an opinion on matters of Danish law from Kromann Reumert.

(b)	In relation to the other Finance Documents, confirmation satisfactory to the Agent that legal opinions substantially in the form provided to the Agent prior to the acceptance of the Drawdown Notice will be given promptly following disbursement of the Loan, namely:

(i)	an opinion on matters of English law from Stephenson Harwood;

(ii)	an opinion on matters of Singapore law from Allen & Gledhill LLP;

(iii)	an opinion on matters of Marshall Islands law from Watson, Farley & Williams LLP, New York; and

(iv)	an opinion on matters of New York law from Seward & Kissel LLP.

(v)	an opinion on matters of Danish law from Kromann Reumert; and

(vi)	an opinion on matters of Luxembourg law from Arendt & Medernach.

4	Other documents and evidence

(a)	Drawdown Notice A duly completed Drawdown Notice.

(b)	Process agent Evidence that any process agent referred to in Clause 22.5 and any process agent appointed under any other Finance Document has accepted its appointment.

(c)	Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)	Fees Evidence that the fees, costs and expenses then due from the Borrower under Clause 8 and Clause 9 have been paid or will be paid by the Drawdown Date.

(e)	“Know your customer” documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

(f)	Funds Flow Statement A funds flow statement detailing the flow of funds required to complete under the SPA, and showing the refinancing of any loans at the level of the Target or any of its Subsidiaries.

(g)	Ownership of Borrower Evidence that the Borrower is owned as to 52% by the Guarantor and as to 48% by Marubeni.

(h)	Other Such other documents, authorisations, opinions and assurances as the Agent may specify.

Part II: Conditions precedent to the Drawdown Date

1	Security Parties

(a)	Constitutional Documents Copies of the constitutional documents of the Pledgor together with such other evidence as the Agent may reasonably require that the Pledgor is duly formed or incorporated in its country of formation or incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificate of good standing A certificate of good standing in respect of the Pledgor (if such a certificate can be obtained).

(c)	Board resolutions A copy (or extract) of a resolution of the board of directors of the Pledgor:

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and ratifying or resolving that it execute those Relevant Documents; and

(ii)	if required authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)	Officer’s certificate A certificate of a duly authorised officer or representative of the Pledgor certifying that each copy document relating to it specified in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Drawdown Date, setting out the names of its directors and officers and their specimen signatures, setting out the proportion of shares held by each shareholder, and confirming that its borrowing and guaranteeing limits will not be exceeded.

(e)	Powers of attorney The notarially attested and legalised (where necessary for registration purposes) power of attorney of the Pledgor under which any documents are to be executed or transactions undertaken by the Pledgor.

2	Security and related documents

(a)	Finance Documents The Shares Pledge, the Account Security (other than that relating to the Vessel Earnings Accounts) and the Deed of Coordination and Trust, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients, together with evidence of the authority of the signatories to the Deed of Coordination and Trust, and any perfection of Security Documents required by Danish law.

(b)	Relevant Documents Certified copies of the SPA, the Marubeni Bank Loan Agreement and all security documents under the Marubeni Bank Loan Agreement (save for the Assignments, the Intercompany Loan Assignment, the Negative Pledges and the Target Shares Pledge), together with evidence of the authority of the signatories thereto.

(c)	Evidence of insurance Evidence that each of the Vessels is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Agent.

3	Legal opinions

Legal opinions of the legal advisers to the Lenders in each relevant jurisdiction in relation to those documents listed in paragraph 2(a) of this Schedule 2 Part II, namely

(i)	an opinion on matters of English law from Stephenson Harwood;

(ii)	an opinion on matters of Marshall Island law from Watson, Farley & Williams LLP, New York;

(iii)	an opinion on matters of Danish law from Kromann Reumert;

(iv)	an opinion on matters of New York law from Seward & Kissel LLP; and

(v)	an opinion on matters of Luxembourg law from Arendt & Medernach.

4	Other documents and evidence

(a)	Marubeni Evidence acceptable to the Agent that the Borrower can draw under the Marubeni Bank Loan Agreement simultaneously with drawdown of the Loan.

(b)	SPA A copy of the statement of estimated intercompany debt of the Target provided to the Borrower under the terms of the SPA.

(c)	Equity Account The Equity Account shall have been funded with a minimum of thirty million Dollars ($30,000,000).

(d)	Other Such other documents, authorisations, opinions and assurances as the Agent may specify.

Part III: Conditions subsequent to the Drawdown Date

1	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to the relevant Security Documents.

2	Companies Act registrations Evidence that the prescribed particulars of the relevant Security Documents have been delivered to the Registrar of Companies of England and Wales and/or (as appropriate) the Danish Register for Persons within the statutory time limit.

3	Vessel Earnings Accounts Evidence that each of the Vessel Earnings Accounts has been opened and that the Account Security over such accounts has been established, together with acceptable opinions relating thereto

(i)	on matters of Marshall Island law from Watson, Farley & Williams LLP, New York;

(ii)	on matters of New York law from Seward & Kissell LLP;

(iii)	on matters of Singapore law from Allen & Gledhill LLP; and

(iv)	on matters of Danish law from Kromann Reumert.

Part IV: Conditions precedent to the disbursement of the Loan

1	Security and related documents

(a)	Relevant Documents A certified true copy of the Intercompany Loan Agreement together with evidence of the authority of the signatories thereto and evidence acceptable to the Agent that the Target can draw under the Intercompany Loan Agreement and the funds be released to the Seller simultaneously with the disbursement of the Loan.

(b)	Vessel documents In respect of each Vessel photocopies, certified as true, accurate and complete by a duly authorised representative of the relevant Vessel Owner, of any Charter together in each case with all addenda, amendments or supplements.

2	Other documents and evidence

(a)	SPA Evidence acceptable to the Agent that all conditions to closing under the SPA have been met (or will be met on the date of the disbursement of the Loan) or waived.

(b)	Ownership of Target Evidence that, immediately following the disbursement of the Loan, the Borrower will be able to complete the purchase of the Target under the SPA.

(c)	Evidence of Vessel Owners’ title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of each Vessel’s flag state confirming that (a) each of the Vessels is permanently registered under that flag in the ownership of the relevant Vessel Owner and (b) each of the Vessels is free of registered Encumbrance.

(d)	Confirmation of class Certificates of Confirmation of Class for hull and machinery confirming that each of the Vessels is classed with the highest class applicable to vessels of her type with a Pre-Approved Classification Society.

(e)	Equity Not less than one hundred and thirty eight million three hundred thousand Dollars ($138,300,000) (representing the equity contribution to be made by the Pledgor in respect of the Borrower) and one hundred and twenty seven million seven hundred thousand Dollars ($127,700,000) (representing the equity contribution to be made by Scarlet LNG Transport Co. Ltd. in respect of the Borrower) shall have been paid into the Earnings Account.

(f)	Financial Statements Certified true copies of (i) the proforma financial statements of the Borrower and (ii) the most recent consolidated financial statements of the Guarantor.

(g)	Financial position of Target Evidence that, immediately following completion under the SPA, the Target and each of its Subsidiaries (including each Vessel Owner) will be free of Financial Indebtedness.

(h)	Other Such other documents, authorisations, opinions and assurances relative to the completion of the purchase of the Target as the Agent may specify.

Part V: Conditions subsequent to the disbursement of the Loan

1 Security Parties

(a)	Constitutional Documents Copies of the constitutional documents of each of the Vessel Owners and the Target together with such other evidence as the Agent may reasonably require that each of the Vessel Owners and the Target is duly formed or incorporated in its country of formation or incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each of the Vessel Owners and the Target (if such a certificate can be obtained) and, in the case of any such company incorporated in Denmark, a transcript from the Danish Commerce Agency.

(c)	Board resolutions A copy (or extract) of a resolution of the board of directors of each of the Vessel Owners and the Target (or its sole member or general partner):

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and ratifying or resolving that it execute those Relevant Documents; and

(ii)	if required authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)	Officer’s certificates A certificate of a duly authorised officer or representative of each of the Vessel Owners and the Target certifying that each copy document relating to it specified in this Part V of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement, setting out the names of its directors and officers (or its sole member) and their specimen signatures, setting out the proportion of shares held by each shareholder, and confirming that its borrowing and guaranteeing limits will not be exceeded.

(e)	Powers of attorney The notarially attested and legalised (where necessary for registration purposes) power of attorney of each of the Vessel Owners and the Target under which any documents are to be executed or transactions undertaken by each of the Vessel Owners and the Target.

2	Security Documents The Assignments (other than those in respect of “Maersk Methane” and “Woodside Donaldson”), the Intercompany Loan Assignment, the Negative Pledges and the Target Share Pledge, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge (save for any notices of assignment of Earnings) and any perfection of the Assignments, the Intercompany Loan Assignment, the Negative Pledges and the Target Share Pledge required by Danish law.

3	Legal opinions Such of the legal opinions specified in Part I of this Schedule 2 as have not already been provided to the Agent (other than those relating to the Assignments in respect of “Maersk Methane” and “Woodside Donaldson”).

4	Registrations Evidence that the prescribed particulars of the Assignments, the Negative Pledges, the Target Share Pledge and the Intercompany Loan Assignment have been delivered to the Danish Register for Persons within the statutory time limit.

5	Letters of undertaking Letters of undertaking in respect of the Insurances in respect of the relevant Vessels as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

6	Changes of name Evidence of change of name of the Target and each of the Vessel Owners.

7	Acknowledgements Acknowledgements to the notices of assignment and charge referred to in paragraph 2 above.

8	Whitewash A certificate issued by Malt Singapore Pte. Ltd. (previously known as Maersk LNG Singapore Pte. Ltd.) pursuant to Section 76A(6) of the Singapore Companies Act, together with the Assignments in respect of “Maersk Methane” and “Woodside Donaldson” and the legal opinions relating to those documents.

SCHEDULE 3: The Vessels

Vessel Name	Flag	Registered Owner on closing [where incorporated]	Beneficial Owner on closing	Index Amount
“MAERSK MAGELLAN” (tbr “MAGELLAN SPIRIT”)	Denmark (DIS)	Magellan Spirit ApS [Danish]	100% Target	224

“MAERSK MERIDIAN” (tbr “MERIDIAN SPIRIT”)	Denmark (DIS)	Meridian Spirit ApS [Danish]	100% Target	217

“MAERSK MARIB” (tbr “MARIB SPIRIT”)	Marshall Islands	Membrane Shipping Limited [Marshall Islands]	100% Target	219

“MAERSK ARWA” (tbr “ARWA SPIRIT”)	Marshall Islands	Membrane Shipping Limited [Marshall Islands]	100% Target	221

“MAERSK METHANE” (tbr “METHANE SPIRIT”)	Singapore	Malt Singapore Pte. Ltd. [Singapore]	100% Target	229

“WOODSIDE” “DONALDSON”	Singapore	Malt Singapore Pte. Ltd. [Singapore]	100% Target	220

SCHEDULE 4: Calculation of Mandatory Cost

1	The Mandatory Cost is an addition to the interest rate to compensate the Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

(a)	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

(b)	The Additional Cost Rate for any Lender lending from an office in the euro-zone will be the percentage notified by that Lender to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in the Loan) of complying with the minimum reserve requirements of the European Central Bank as a result of participating in the Loan from that office.

(c)	The Additional Cost Rate for any Lender lending from an office in the United Kingdom will be calculated by the Agent as follows:

F x 0.01 per cent per annum

300

where F is the charge payable by that Lender to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations or the equivalent provisions in any replacement regulations (with, for this purpose, the figure for the minimum amount in paragraph 2.02b or such equivalent provision deemed to be zero), expressed in pounds per £1 million of the fee base of that Lender.

2	For the purpose of this Schedule:

(a)	“eligible liabilities” and “special deposits” have the meanings given to them at the time of application of the formula by the Bank of England;

(b)	“fee base” has the meaning given to it in the Fees Regulations;

(c)	“Fees Regulations” means the regulations governing periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

3	If a Lender does not supply the information required by the Agent to determine its Additional Cost Rate when requested to do so, the applicable Mandatory Cost shall be determined on the basis of the information supplied by the remaining Lenders.

4	If a change in circumstances has rendered, or will render, the formula inappropriate, the Agent shall notify the Borrower of the manner in which the Mandatory Cost will subsequently be calculated. The manner of calculation so notified by the Agent shall, in the absence of manifest error, be binding on the Borrower.

SCHEDULE 5: Form of Drawdown Notice

To: DNB BANK ASA

From: MALT LNG HOLDINGS APS

[Date]

Dear Sirs,

Drawdown Notice

We refer to the Loan Agreement dated             2012 made between, amongst others, ourselves and yourselves (the “Agreement”).

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4.1 of the Agreement, we irrevocably request that you advance the Loan in the sum of [                 ] on             2012, which is a Business Day, by paying the amount of the advance to the Earnings Account. We further irrevocably direct you to disburse the Loan to the Seller, subject to and on the terms of the attached payment instruction which we will issue on the date of completion of the Acquisition.

We warrant that the representations and warranties contained in Clause 11 of the Agreement are true and correct at the date of this Drawdown Notice and (save those contained in Clauses 11.2 and 11.20) will be true and correct on 2012, that no Default has occurred and is continuing, and that no Default will result from the advance of the sum requested in this Drawdown Notice.

We select the period of [            ] months as the Interest Period in respect of the Loan.

Yours faithfully

For and on behalf of

Malt LNG Holdings ApS

SCHEDULE 6: Form of Transfer Certificate

To: DNB BANK ASA

                          2012

TRANSFER CERTIFICATE

This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated the “Loan Agreement”) dated [ ] 2012, on the terms and subject to the conditions of which a secured loan facility was made available to Malt LNG Holdings ApS, by a syndicate of banks on whose behalf you act as agent and security trustee.

1	Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms “Transferor” and “Transferee” are defined in the schedule to this certificate.

2	The Transferor:

2.1	confirms that the details in the Schedule under the heading “Transferor’s Commitment” accurately summarise its Commitment; and

2.2	requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule by counter-signing and delivering this certificate to the Agent at its address for communications specified in the Loan Agreement.

3	The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 14.4 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4	The Agent confirms its acceptance of this certificate for the purposes of clause 14.4 of the Loan Agreement.

5	The Transferee confirms that:

5.1	it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction;

5.2	it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

5.3	it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party.

6	Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Lender on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

7	The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8	The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any document relating to any Finance Document, and assumes no responsibility for the financial condition of any Finance Party or for the performance and observance by any Security Party of any of its obligations under any Finance Document or any document relating to any Finance Document and any conditions and warranties implied by law are expressly excluded.

9	The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:

9.1	accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2	support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any Finance Document of any obligations under any Finance Document.

10	The address and fax number of the Transferee for the purposes of clause 18 of the Loan Agreement are set out in the Schedule.

11	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12	This certificate shall be governed by and interpreted in accordance with English law.

THE SCHEDULE

1	Transferor:

2	Transferee:

3	Transfer Date (not earlier that the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

4	Transferor’s Commitment:

5	Amount transferred:

6	Transferee’s address and fax number for the purposes of clause 18 of the Loan Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date:	Date:

DNB BANK ASA as Agent

By:

Date:

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by Nigel Thomas	)	/s/ Nigel Thomas
duly authorised for and on behalf	)
of MALT LNG HOLDINGS APS	)

SIGNED by Mark Russell	)	/s/ Mark Russell
duly authorised for and on behalf	)
of DNB BANK ASA	)
(as Agent))

SIGNED by Mark Russell	)	/s/ Mark Russell
duly authorised for and on behalf	)
of DNB BANK ASA	)
(as a Lender))

SIGNED by Paul Gibbs	)	/s/ Paul Gibbs
duly authorised for and on behalf	)
of CITIBANK, N.A., London Branch	)
(as a Lender))

SIGNED by Mark Russell and David Metzger	)	/s/ Mark Russell and David Metzger
duly authorised for and on behalf	)
of ABN AMRO BANK N.V.	)
(as a Lender))

SIGNED by David Metzger	)	/s/ David Metzger
duly authorised for and on behalf	)
of DEVELOPMENT BANK OF	)
JAPAN INC.	)
(as a Lender))

SIGNED by Mark Russell	)	/s/ Mark Russell
duly authorised for and on behalf	)
of DNB BANK ASA	)
(as a Mandated Lead Arranger))

SIGNED by MarkRussell and David Metzger	)	/s/ Mark Russell and David Metzger
duly authorised for and on behalf	)
of ABN AMRO BANK N.V.	)
(as a Mandated Lead Arranger))

SIGNED by Paul Gibbs	)	/s/ Paul Gibbs
duly authorised for and on behalf	)
of CITIGROUP GLOBAL MARKETS	)
LIMITED	)
(as a Mandated Lead Arranger))

SIGNED by Mark Russell	)	/s/ Mark Russell
duly authorised for and on behalf	)
of DNB BANK ASA	)
(as a Bookrunner))

SIGNED by Mark Russell and David Metzger	)	/s/ Mark Russell and David Metzger
duly authorised for and on behalf	)
of ABN AMRO BANK N.V.	)
(as a Bookrunner))

SIGNED by Paul Gibbs	)	/s/ Paul Gibbs
duly authorised for and on behalf	)
of CITIGROUP GLOBAL MARKETS	)
LIMITED	)
(as a Bookrunner))

SIGNED by David Metzger	)	/s/ David Metzger
duly authorised for and on behalf	)
of DEVELOPMENT BANK OF JAPAN	)
INC.	)
(as an Arranger))